                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                              Commission Only (As Permitted By
[X] Definitive Proxy Statement                Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                              UNICOM CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                      [LETTERHEAD OF UNICOM CORPORATION]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 24, 1995

  The regular annual meeting of shareholders of Unicom Corporation ("Unicom") will be held in the Wallingford Center of the Clock Tower Resort & Conference Center, 7801 E. State Street, Rockford, Illinois, on Wednesday, May 24, 1995, at 10:30 A.M., local time, for the following purposes, which are described in the accompanying Proxy Statement, and to transact such other business as may properly be brought before the meeting:

  Item A: To elect a Board of ten Directors.

  Item B: To consider and act upon approval of the appointment by the Unicom
          Board of Directors of Arthur Andersen LLP, independent public accountants, as Auditors for 1995.

  Shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 27, 1995, will be entitled to vote at the meeting.

  PLEASE FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

  IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS AND FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS.

                                          David A. Scholz
                                          Secretary

April 5, 1995

                         DIRECTIONS TO THE CLOCK TOWER
                           RESORT & CONFERENCE CENTER

FROM CHICAGO AREA:

I-90 (Kennedy Expressway--Northwest Tollway) West to Rockford, exit at Business Route U.S. 20. Straight across Business Route U.S. 20 to Clock Tower Resort & Conference Center.


       [MAP OF DIRECTIONS TO THE CLOCK TOWER RESORT & CONFERENCE CENTER]

[LOGO OF UNICOM APPEARS HERE]


                                PROXY STATEMENT

                                                                   April 5, 1995

  This Proxy Statement is furnished in connection with the solicitation by the Unicom Board of Directors of proxies for use at Unicom's regular annual meeting of shareholders to be held on May 24, 1995.

  Any shareholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to David A. Scholz, Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, Il 60690-3005 and execution of a subsequent proxy or attendance at the annual meeting and voting in person. Attendance at the meeting will not automatically revoke the proxy. All shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the annual meeting will be voted at the meeting or at any adjournment thereof. A ticket is not required for attendance at the annual meeting; however, confirmation of stock ownership will be made prior to admission to the meeting.

  The cost of soliciting proxies will be borne by Unicom. In addition to solicitation by mail, officers and employees of Unicom may solicit proxies by telephone or in person. Unicom has arranged for Morrow & Co. Inc. to assist in the solicitation of proxies, at an estimated cost (excluding reimbursement of out of pocket costs) of $17,000.

  Unicom's 1994 Summary Annual Report was mailed to each shareholder on or about February 15, 1995. The audited financial statements of Unicom, along with certain other financial information, are included in Appendix A to this Proxy Statement. This Proxy Statement and form of Proxy were first mailed to shareholders on or about April 5, 1995.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN ITEM A AND A VOTE FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS AS DISCUSSED IN ITEM B.

                         ITEM A. ELECTION OF DIRECTORS

NOMINEES

  Harvey Kapnick and Byron Lee, Jr., whose current terms as Directors expire at the 1995 annual meeting of shareholders, are not standing for reelection. Mr. Kapnick, who has retired from his other business activities and is now residing in Florida, has elected to retire; and Mr. Lee has reached the applicable mandatory retirement age. Their contributions were many and are gratefully appreciated.

  Ten Directors are to be elected at the annual meeting to serve terms of one year and until their respective successors have been elected. The Board has decided that it is not necessary to fill the vacancies caused by the retirement of Harvey Kapnick and Byron Lee, Jr. at this time and, therefore, the number of Board members is being reduced from twelve to ten. The nominees for Director, all of whom are now serving as Directors of Unicom, are listed below together with certain biographical information. Except as otherwise indicated, each nominee for Director has been engaged in his or her present principal occupation for at least the past five years. Unicom was formed in 1994.

              JEAN ALLARD, age 70. Director of Unicom since 1994. Director of
              Commonwealth Edison since 1975. President of the Metropolitan
  [PHOTO      Planning Council (a non-profit agency) since October 1991.
  APPEARS     Partner in the law firm of Sonnenschein Nath & Rosenthal for
   HERE]      more than five years prior to October 1991. Chair of Finance
              Committee and member of Audit and Compensation Committees. Other directorships: Castlerock Group, Inc., LaSalle Cragin Bank,
              F.S.B., LaSalle National Bank, LaSalle National Corporation,
              LaSalle National Trust, N.A. and LaSalle Talman Bank, F.S.B.



              JAMES W. COMPTON, age 56. Director of Unicom since 1994.
  [PHOTO      Director of Commonwealth Edison since 1989. President and Chief
  APPEARS     Executive Officer of the Chicago Urban League (a non-profit
   HERE]      agency). Chairman of Audit Committee and member of Compensation,
              Executive and Nominating Committees. Other directorships: Drexel
              National Bank, Independence Bank of Chicago and MATRA Transit,
              Inc.



              SUE L. GIN, age 53. Director of Unicom since 1994. Director of
   [PHOTO     Commonwealth Edison since 1993. Founder, Owner, Chairman and
   APPEARS    Chief Executive Officer of Flying Food Fare, Inc. (in-flight
    HERE]     catering company). Member of Audit, Compensation and Finance
              Committees. Other directorship: Michigan National Bank.



              DONALD P. JACOBS, age 67. Director of Unicom since 1994.
              Director of Commonwealth Edison since 1979. Dean of the J. L.
   [PHOTO     Kellogg Graduate School of Management, Northwestern University.
   APPEARS    Member of Compensation, Finance and Nominating Committees. Other
    HERE]     directorships: First Chicago Corporation, The First National
              Bank of Chicago, Hartmarx Corp., Pet, Incorporated, UDC Homes,
              Inc., Unocal Corp. and Whitman Corp.

              EDGAR D. JANNOTTA, age 63. Director of Unicom and Commonwealth
              Edison since 1994. Senior Partner of William Blair & Company
  [PHOTO      (investment banking and brokerage company) since January 1995.
 APPEARS      Managing Partner of William Blair & Company for more than five
  HERE]       years prior to January 1995. Member of Compensation and
              Nominating Committees. Other directorships: AAR Corp., Bandag,
              Incorporated, Molex Incorporated, Oil-Dri Corporation of America and Safety-Kleen Corp.



              GEORGE E. JOHNSON, age 67. Director of Unicom since 1994.
              Director of Commonwealth Edison since 1971. Chairman of
  [PHOTO      Indecorp, Inc. (holding company for Drexel National Bank and
 APPEARS      Independence Bank of Chicago). Founder and retired Chairman,
  HERE]       Johnson Products Company, Inc. Member of Compensation, Executive
              and Nominating Committees. Other directorships: Burrell
              Communications Group, Drexel National Bank, Indecorp, Inc. and
              Independence Bank of Chicago.



              EDWARD A. MASON, age 70. Director of Unicom since 1994. Director
  [PHOTO      of Commonwealth Edison since 1980. Retired. Vice President,
 APPEARS      Research, of Amoco Corporation for more than five years prior to
  HERE]       July 1989. Member of Audit and Compensation Committees. Other
              directorship: Symbollon Corporation.



              JAMES J. O'CONNOR, age 58. Director of Unicom since 1994.
  [PHOTO      Director of Commonwealth Edison since 1978. Chairman of Unicom.
 APPEARS      Chairman of Executive Committee. Other directorships: Corning
  HERE]       Incorporated, First Chicago Corporation, The First National Bank
              of Chicago, Scotsman Industries, Inc., Tribune Company and UAL
              Corporation.



              FRANK A. OLSON, age 62. Director of Unicom since 1994. Director
  [PHOTO of Commonwealth Edison since 1992. Chairman and Chief Executive APPEARS Officer of The Hertz Corporation (rental car company). Chairman
  HERE]       of Nominating Committee and member of Audit and Compensation
              Committees. Other directorships: Becton, Dickinson and Company,
              Cooper Industries and Foundation Health Corp.



              SAMUEL K. SKINNER, age 56. Director of Unicom since 1994.
              Director of Commonwealth Edison since 1993. President of Unicom.
              President of Commonwealth Edison Company since February 1993.
  [PHOTO      General Chairman of the Republican National Committee from
 APPEARS      August 1992 to January 1993. Chief of Staff to the President of
  HERE]       the United States from December 1991 to August 1992. Secretary of the United States Department of Transportation from February
              1989 to December 1991. Member of Executive Committee. Other directorships: ANTEC Corporation, Chicago and North Western
              Holdings Corp., and LTV Corporation.

ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

  Compensation of Directors--Directors who are not employees of Unicom or any of its subsidiaries receive an annual retainer of $20,000, a fee of $1,000 for each Board and Committee meeting attended and an additional annual retainer of $2,500 for chairing a Committee of the Board. Following each annual meeting of shareholders, non-employee Directors receive a grant of 100 shares of Unicom Common Stock under a plan to increase the proprietary interest of non-employee Directors. In the event that Directors also serve as directors of Commonwealth Edison Company ("ComEd"), or as chairs of corresponding committees of ComEd, the aggregate retainers paid to such Directors in respect of such service to Unicom and ComEd do not exceed the foregoing amounts. Directors who are full-time employees of Unicom or any of its subsidiaries receive no fees for service on the Board of Directors. Directors' fees may be deferred. Directors, who have never been an officer or an employee of Unicom or any of its subsidiaries, and who have attained at least age 65 and completed the required period of Board service (including service as a director of ComEd), are eligible for retirement benefits upon retirement. Such benefits are paid to the retired Director or a surviving spouse for a period equal to such Director's years of service (including service as a director of ComEd) in an amount per year equal to the annual retainer for Board members as in effect at the time of payment.

  Audit Committee--The Audit Committee consists of five Directors who are not employees of Unicom or any of its subsidiaries. Members serve three-year staggered terms. It is the responsibility of the Audit Committee to review with Unicom's independent Auditors, Unicom's financial statements and the scope and results of such Auditors' examinations, to monitor the internal accounting controls and practices of Unicom, to review the Annual Report to shareholders and to recommend the appointment, subject to shareholder approval, of independent Auditors. The Committee met two times during 1994. Members of the Committee are James W. Compton (Chairman), Jean Allard, Sue L. Gin, Edward A. Mason and Frank A. Olson.

  Compensation Committee--The Compensation Committee consists of all Directors who are not and have never been employees of Unicom or any of its subsidiaries. Members serve one-year terms. The Committee reviews management and executive compensation programs and administers awards under the Deferred Compensation Unit Plan and the Long-Term Incentive Plan. The Committee met one time during 1994. Members of the Committee are Harvey Kapnick (Chairman), Jean Allard, James W. Compton, Sue L. Gin, Donald P. Jacobs, Edgar D. Jannotta, George E. Johnson, Edward A. Mason and Frank A. Olson.

  Executive Committee--The Executive Committee consists of five Directors. Members serve one-year terms. The remaining Directors constitute alternates to serve temporarily, in rotation, in place of any member unable to serve. The Committee has and may exercise all the authority of the Board of Directors when the Board is not in session, subject to limitations set forth in the By-Laws. The Committee did not meet during 1994. Members of the Committee are James J. O'Connor (Chairman), James W. Compton, George E. Johnson, Harvey Kapnick and Samuel K. Skinner.

  Finance Committee--The Finance Committee consists of five Directors. Members serve one-year terms. The Committee reviews the scope and results of Unicom's and its subsidiaries' financing program. The Committee met one time during 1994. Members of the Committee are Jean Allard (Chair), Sue L. Gin, Donald P. Jacobs, Harvey Kapnick and Byron Lee, Jr.

  Nominating Committee--The Nominating Committee consists of five Directors who are not employees of Unicom or its subsidiaries. Members serve one-year terms. The Committee reviews the qualifications of potential candidates and proposes nominees for Director to the Board. The Committee will consider nominees recommended by shareholders if such recommendations are submitted in writing, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information and evidence of the consent of the proposed nominee. The recommendations should be addressed to the Nominating Committee, in care of the Secretary of Unicom. Nominations also may be presented by shareholders at Unicom's annual meeting of shareholders. The Committee met one time during 1994. Members of the Committee are Frank A. Olson (Chairman), James W. Compton, Donald P. Jacobs, Edgar D. Jannotta and George E. Johnson.

  Attendance at Meetings--During 1994, there were three meetings of the Unicom Board of Directors. The attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1994, was 100%. Each incumbent Director attended all of the meetings of the Board and Board Committees of which the Director was a member.

  During 1994, there were eight meetings of the ComEd Board of Directors. The average attendance of all incumbent Directors, expressed as a percent of the aggregate total of Board and Board Committee meetings in 1994, was 98%. Each incumbent Director attended at least 94% of the meetings of the Board and Board Committees of which the Director was a member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table lists the beneficial ownership, as of December 31, 1994, of persons known to Unicom to be the beneficial owner of more than five percent of Unicom Common Stock. The table also lists the beneficial ownership, as of March 1, 1995 (except with respect to shares beneficially owned by executive officers under ComEd's Employee Savings and Investment Plan, as to which beneficial ownership is reported as of December 31, 1994), of Unicom Common Stock by each of the Directors, each of the executive officers named in the Summary Compensation Table on page 7 and the Unicom Directors and executive officers as a group.

                                               AMOUNT OF
                                               BENEFICIAL
                                               OWNERSHIP     PERCENT
                                               OF COMMON       OF
NAME                                             STOCK        CLASS
----                                           ----------    -------
Wellington Management Company................  13,831,443(1)   6.45%
Vanguard/Windsor Fund, Inc...................  11,221,499(1)   5.23
Jean Allard..................................       1,165         *
James W. Compton.............................       1,298         *
Sue L. Gin...................................       3,225         *
Donald P. Jacobs.............................       2,288         *
Edgar D. Jannotta............................       1,100         *
George E. Johnson............................       1,205         *
Harvey Kapnick...............................       4,101         *
Byron Lee, Jr.(2)............................       2,852         *
Edward A. Mason..............................       1,517         *
James J. O'Connor............................      26,454(3)      *
Frank A. Olson...............................       1,100         *
Samuel K. Skinner............................      13,607         *
Thomas J. Maiman.............................       5,062         *
Cordell Reed.................................       4,588(4)      *
Michael J. Wallace...........................       8,194(5)      *
Directors and executive officers as a group
(32 persons).................................     142,417(6)      *

--------
*Less than one percent
(1) Wellington Management Company ("Wellington") is an investment management company for a variety of investment advisory clients, including Vanguard/Windsor Fund, Inc. ("Vanguard"), and the shares reported as beneficially owned by it include the shares reported as beneficially owned by Vanguard. Wellington exercises shared voting power with its investment counseling clients with respect to 413,400 shares and shared dispositive power with such clients with respect to 13,831,443 shares. According to their Schedule 13G dated February 10, 1995, Vanguard exercises sole voting power and shares dispositive power with respect to 11,221,499 shares. Their address is 75 State Street, Boston, Massachusetts 02109.
(2) Mr. Lee also beneficially owns 8 shares of ComEd Preference Stock, representing less than one percent of such class.
(3) Includes 1,487 shares owned by family members.
(4) Includes 366 shares owned by spouse.
(5) Includes 100 shares jointly owned with a family member and 368 shares held in custodial accounts for family members.
(6) Includes: 1,551 shares owned by spouses; 368 shares held in custodial accounts for family members; 1,246 shares jointly owned by spouse and in-law; 1,487 shares owned by family members; and 1,753 shares jointly owned with family members. Such persons also beneficially own 77 shares of ComEd Preference Stock, representing less than one percent of such class.

  Section 16(a) of the Securities Exchange Act of 1934 requires Unicom's officers and directors and persons who own more than ten percent of a registered class of Unicom equity securities ("Reporting Person") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish Unicom with copies of all Section 16(a) reports they file.

  Based solely on its review of the copies of such forms received by it and written representations from certain Reporting Persons, Unicom believes that during fiscal 1994 its Reporting Persons complied with all filing requirements applicable to them, except for Jean Allard, Louis O. DelGeorge and Emerson Lacey, Jr. With respect to each of them, one transaction was not reported on a timely basis.

                          ITEM B. APPROVAL OF AUDITORS

  Subject to approval of the shareholders, the Board of Directors of Unicom has appointed Arthur Andersen LLP, independent public accountants, as Auditors to examine the annual and quarterly consolidated financial statements of Unicom and its subsidiary companies for 1995. The shareholders will be asked at the meeting to approve such appointment. The firm of Arthur Andersen LLP has audited the accounts of Unicom since its inception in 1994, and ComEd since 1932. A representative of Arthur Andersen LLP will be present at the meeting to make a statement if such representative so desires, and to respond to shareholders' questions.

                             EXECUTIVE COMPENSATION

  The following table sets forth certain information relating to the compensation during the past three calendar years of those persons who were, at December 31, 1994, the Chief Executive Officer and the other four most highly compensated executive officers of Unicom or ComEd.

SUMMARY COMPENSATION TABLE

                                 ANNUAL COMPENSATION
                             ----------------------------    ALL OTHER
  NAME AND PRINCIPAL         SALARY   BONUS  OTHER ANNUAL COMPENSATION(1)
       POSITION         YEAR    $       $         $              $
  ------------------    ---- ------- ------- ------------ ---------------
James J. O'Connor       1994 773,536 485,106       0           93,120
 Chairman (Chief        1993 668,126 215,137       0           80,976
 Executive Officer)     1992 739,084       0     --            77,476
 Unicom and ComEd
Samuel K. Skinner(2)    1994 543,748 602,338       0           87,969
 President              1993 442,885 157,780       0          101,455
 Unicom and ComEd
Thomas J. Maiman        1994 267,516 155,862       0           19,609
 Senior Vice President  1993 196,555  42,200      78           17,633
 ComEd                  1992 199,249       0     --            16,079
Michael J. Wallace      1994 269,689 123,803       0           12,919
 Senior Vice President  1993 190,209  30,178      44           10,395
 ComEd                  1992 169,023       0     --             9,046
Cordell Reed            1994 218,313 138,624       0           20,416
 Senior Vice President  1993 205,935  44,214     129           20,304
 ComEd                  1992 216,654       0     --            19,953

--------
(1) Amounts shown include matching contributions made by ComEd pursuant to the ComEd Employee Savings and Investment Plan ("ESIP"), matching contributions made by ComEd pursuant to the Excess Benefits Savings Plan, interest earned on a delayed payment of amounts paid to holders of current compensation units in respect of current common stock dividends and premiums and administrative service fees paid by ComEd on behalf of the named individuals under various group life insurance plans. For the year 1994, contributions made to the ESIP amounted to $8,343, $8,495, $6,146, $8,480 and $6,468 on behalf of Messrs. O'Connor, Skinner, Maiman, Wallace and Reed, respectively. Contributions made to the Excess Benefits Savings Plan during 1994 totaled $13,882, $2,011, $2,402 and $340 on behalf of Messrs. O'Connor, Skinner, Maiman and Wallace, respectively. Interest earned on a delayed payment of amounts paid to holders of current compensation units in respect of current common stock dividends totaled $227, $22, $38, $29 and $30 on behalf of Messrs. O'Connor, Skinner, Maiman, Wallace and Reed, respectively. Premiums and administrative service fees paid during 1994 for Split Dollar Life, Accidental Death and Travel Accident insurance policies for Messrs. O'Connor, Skinner, Maiman, Wallace and Reed, respectively, are as follows: $70,323, $330 and $15; $77,192, $234 and $15; $10,894, $114 and
    $15; $3,944, $111 and $15; and $13,809, $96 and $13. ComEd is entitled to recover the premiums and administrative service fees from any amounts paid by the insurer on such Split Dollar Life policies and has retained a collateral interest in each policy to the extent of the premiums and administrative service fees paid with respect to such policy.
(2) Mr. Skinner became employed by ComEd in February 1993.

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                          PERFORMANCE   ESTIMATED FUTURE PAYOUTS
                                           OR OTHER               UNDER
                              NUMBERS       PERIOD     NON-STOCK PRICE-BASED PLANS
                            OF SHARES,       UNTIL    -----------------------------
                             UNITS OR     MATURATION  THRESHOLD  TARGET    MAXIMUM
NAME                      OTHER RIGHTS(1)  OR PAYOUT   NUMBER    NUMBER    NUMBER
----                      --------------- ----------- --------- --------- ---------
James J. O'Connor.......      6,999.32    2 years (2) 3,499.66   6,999.32 13,998.64
 Chief Executive Officer     13,998.63    3 years (3) 6,999.32  13,998.63 27,997.26
Samuel K. Skinner.......      5,018.52    2 years (2) 2,509.26   5,018.52 10,037.04
                             10,037.04    3 years (3) 5,018.52  10,037.04 20,074.08
Thomas J. Maiman........      1,959.66    2 years (2)   979.83   1,959.66  3,919.32
                              3,919.33    3 years (3) 1,959.67   3,919.33  7,838.66
Michael J. Wallace......      1,892.15    2 years (2)   946.08   1,892.15  3,784.30
                              3,784.30    3 years (3) 1,892.15   3,784.30  7,568.60
Cordell Reed............      1,599.52    2 years (2)   799.76   1,599.52  3,199.04
                              3,199.03    3 years (3) 1,599.52   3,199.03  6,398.06

--------
(1) Long-Term Performance Unit Awards were initiated during 1994 to executive and group level employees under the Unicom Corporation Long-Term Incentive Plan. Under the Awards, the number of units awarded to a participant is determined by dividing a portion of base salary (including income from current compensation units under ComEd's Deferred Compensation Plan) (such portion being 25% for each of Messrs. O'Connor and Skinner and 20% for each of Messrs. Maiman, Wallace and Reed for the two-year Award and 50% for each of Messrs. O'Connor and Skinner and 40% for each of Messrs. Maiman, Wallace and Reed for the three-year Award) by $27. Payouts are based on the cumulative total shareholder return on Unicom Common Stock (assuming reinvestment of dividends) relative to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. In order to phase in the Award program, the Compensation Committee established a one-year performance period for 1994 (payouts for the one-year period are included in the Bonus column of the Summary Compensation Table), a two-year performance period covering 1994 and 1995, and a three-year performance period covering the years 1994 through 1996. The dollar value of a payout is determined by multiplying the number of units applicable to the level of performance achieved by the average closing price of Unicom Common Stock as reported in the Wall Street Journal as New York Stock Exchange Composite Transactions during the calendar quarter ending on the last day of the performance period. Payments are to be made half in cash and half in the form of unrestricted Unicom Common Stock. Notwithstanding the foregoing, no payouts are earned or made if Unicom fails to maintain regular quarterly cash dividends of at least $0.40 per share during the performance period. In addition, no payouts are earned or made if the relative cumulative total shareholder return on Unicom stock is lower than the 25th percentile; and the highest level of payout is reached when such relative return equals or exceeds the 90th percentile.
(2) Two year period ending December 31, 1995.
(3) Three year period ending December 31, 1996.

SERVICE ANNUITY SYSTEM PLAN

  The following table sets forth the annual retirement benefits payable under ComEd's Service Annuity System Plan (including payments under the unfunded equalization benefit plan) to employees who retire at age 65 at stated levels of compensation and years of service at retirement (in 1995).

                            PENSION PLAN TABLE
 -------------------------------------------------------------------------------------
  HIGHEST
  5-YEAR
  AVERAGE      ANNUAL NORMAL RETIREMENT BENEFITS AFTER SPECIFIED YEARS OF SERVICE*
 EARNINGS
 ---------    -------------------------------------------------------------------------
                15          20          25          30           35            40
              -------     -------     -------     -------     ---------     ---------
 $ 100,000    $35,410     $45,018     $53,967     $62,423     $  70,511     $  73,825
   200,000     70,821      90,036     107,934     124,847       141,023       147,649
   300,000    106,231     135,055     161,901     187,270       211,534       221,474
   400,000    141,641     180,073     215,868     249,693       282,046       295,298
   500,000    177,052     225,091     269,835     312,117       352,557       369,123
   600,000    212,462     270,109     323,802     374,540       423,068       442,948
   700,000    247,872     315,127     377,769     436,963       493,580       516,772
   800,000    283,282     360,146     431,736     499,386       564,091       590,597
   900,000    318,693     405,164     485,703     561,810       634,603       664,421
 1,000,000    354,103     450,182     539,670     624,233       705,114       738,246
 1,100,000    389,513     495,200     593,637     686,656       775,625       812,071
 1,200,000    424,924     540,218     647,604     749,080       846,137       885,895
 1,300,000    460,334     585,237     701,571     811,503       916,648       959,720
 1,400,000    495,744     630,255     755,538     873,926       987,160     1,033,544
 1,500,000    531,155     675,273     809,505     936,350     1,057,671     1,107,369

--------
   * An employee may elect a marital annuity for a surviving spouse which would reduce the employee's normal retirement benefits. The amounts shown reflect certain assumptions as to total earnings, but do not reflect the reduction for Social Security benefits described below.

  Service Annuity System Plan--ComEd maintains a non-contributory Service Annuity System Plan for all regular employees of ComEd. The Plan provides benefits upon retirement at age 65 which are based upon years of service and percentages of the employee's (a) total earnings and (b) highest consecutive five-year average annual base pay, reduced by 25% (less one percentage point for each year of service less than 35 years) of the employee's estimated Social Security benefits. An employee with at least 10 years of service may retire prior to attaining age 65 (but not prior to age 55) and will receive reduced benefits if retirement is prior to age 60. A non-executive employee may work beyond age 65 with additional benefits accruing for earnings and service after age 65. Contributions to the Plan by ComEd are based upon actuarial determinations that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. The compensation used in the computation of annual retirement benefits under the Plan is substantially equivalent to the amount set forth in the Salary column of the Summary Compensation Table except that the amount set forth in the Bonus column is included in the computation of "total earnings." The compensation used in the computation of annual retirement benefits under the Plan is limited by the Internal Revenue Code as of January 1, 1995 to $245,000 for any one employee and as of January 1, 1996 to $150,000 (adjusted for increases in cost of living) for any one employee. Any reduction in the annual retirement benefits payable to management employees under the Plan as a result of any limitations imposed by the Internal Revenue Code is restored by an unfunded equalization benefit plan maintained by ComEd. Thus, annual retirement benefits, as set forth in the Pension Plan Table above, are based on the amounts shown in the Salary and Bonus columns of the Summary Compensation Table, without limitation as a result of the application of the provisions of the Internal Revenue Code. Credited years of service under the Plan for the persons named in the

Summary Compensation Table are as follows: James J. O'Connor, 31 years; Samuel
K. Skinner, 2 years; Thomas J. Maiman, 29 years; Michael J. Wallace, 20 years; and Cordell Reed, 34 years.

EMPLOYMENT AGREEMENT

  ComEd has an agreement with Mr. Skinner providing for an initial base salary of $490,000 and an unfunded supplemental retirement benefit. The supplemental retirement benefit does not vest until the completion of five years of employment and, consequently, no benefit is presently available. The formula underlying the supplemental retirement benefit provides a benefit, together with any benefits payable under the Service Annuity System Plan and a social security supplement, equal to one-third of Mr. Skinner's highest base salary during the preceding five years, after five years of service, and increasing ratably annually to one-half of such salary after ten years. The agreement also provides for a severance payment equal to two years of base salary, payable over three years, and a three year continuation of health and life insurance benefits in the event that Mr. Skinner's employment is terminated by ComEd for reasons other than death, fraud or willful misconduct. The severance payment is subject to reduction to the extent that Mr. Skinner receives compensation from another full-time employer during the payment period.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors of Unicom was established in September, 1994 as a result of the corporate reorganization pursuant to which Unicom became the parent holding company of ComEd. As a result of the reorganization, the individuals who have been and are members of the Board of Directors of ComEd also became members of the Unicom Board. Therefore, the same persons are members of the Compensation Committees of ComEd and of Unicom; and references in the following report to the "Committee" are references to the ComEd Compensation Committee, the Unicom Compensation Committee, or both. The Compensation Committees of both Boards jointly have furnished the following report on executive compensation:

  Introduction. It is the policy of the Committee to compensate executive officers based on their responsibilities, their achievement of annual goals and the Company's annual and long-term performance. The Committee believes that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance. The Committee also believes that the incentive compensation performance goals for executive management should be based on factors over which management has significant control and which are important to the Company's long-term success.

  In 1994, there were three major components of compensation applicable to the executive officers of Unicom and ComEd: (i) cash salary, (ii) current compensation unit income, and (iii) incentive compensation awards under the Unicom Corporation Long-Term Incentive Plan (the "Incentive Plan"). Cash salary and current compensation unit income constitute "base salary" for purposes of this report.

  Base Salary Ranges. The process of determining the officers' base salary begins with establishing a salary range for each officer level. To establish salary ranges, salary levels at twenty-one of the largest companies in the electric utility industry were reviewed. The salary data for these companies were taken from the 1993 Edison Electric Institute's Executive Compensation Survey. The Committee considered the median levels of base salary among such companies as a beginning reference point, on grounds that the basic duties and responsibilities associated with executive officer positions in the other utilities are similar to those in the Company. Judgment was applied to reflect differences in the organization structure and responsibilities of executive officers of the Company, in the size and complexity of the Company's operations, and in the regulatory environment and competitive challenges faced by the

Company. In addition, the Committee examined compensation levels in industry generally for executives with responsibilities comparable to those employed by the Company.

  After considering these various factors with respect to 1994, the Committee recommended, and the Board approved, salary ranges which were, in general, about 5% above 1993 levels. Prior to adjustment as described below, salary levels of the top executive officers of the Company were generally in or near the bottom quartile of the salary levels of comparable executives at such other utilities.

  Finally, regarding comparisons with other companies, it should be noted that because of the differences, discussed above, between Unicom and ComEd and others in the group of twenty-one large utilities that participated in the 1993 Edison Electric Institute Executive Compensation Survey, that group is not used in the performance comparisons shown on page 14. The Dow Jones Utility Stock Index, a well-known and widely-followed utility index comprising a broader array of utility companies (including Unicom and 9 of the other large utilities in the Edison Electric Institute Survey), is used for those comparisons. A comparison to the companies composing this Index is also used for measuring performance for purposes of one of the incentive awards discussed below.

  Individual Base Salary Determinations. After salary ranges are established, the base salary of each officer is set within the applicable range based on a largely subjective assessment of the particular responsibilities and performance of such officer. The length of service and level of experience of each officer in his or her area of responsibility are also considered.

  With respect to each officer other than the Chairman, the Chairman makes recommendations regarding cash salary and current compensation units. The recommendations are considered and discussed by the Committee in a private meeting with the Chairman. The Chairman's performance and compensation are considered and determined by the Committee without the Chairman present.

  Cash Salary. For the year 1994, the Committee recommended and the Board approved increases in cash salary for the executive officers averaging 14.3% of base salary. Percentage increases for individual executive officers were highly variable around this average and were structured, in part, to help bring the base salary of individual officers closer to levels at the previously mentioned other large utilities. The 1994 cash salary program followed the year 1993 for which there had been no cash salary increases (except for one increase related to a promotion). The 1994 cash salary increases were awarded partly in recognition of the 1993 settlement by management of a number of pending regulatory and judicial proceedings which eliminated substantial financial exposure and much of the financial uncertainty facing the Company a year earlier.

  Current Compensation Unit Awards. For many years, ComEd has had a Deferred Compensation Plan under which current compensation units have been awarded by the Committee. Current compensation units are awarded as a supplement to cash salary increases, based largely on subjective judgment as opposed to quantifiable performance measures, to recognize the special contributions of individual management personnel. Under the Plan, a holder of current compensation units is entitled to current income equal to the dividend on one share of common stock of ComEd for each unit held. Such income is paid on a quarterly basis, simultaneously with the payment of dividends, for the duration of employment.

  In December 1993, the Committee awarded compensation units to executive officers and other management personnel as a part of the program for base salary increases in 1994, for the reasons discussed earlier with respect to cash salary increases. The awards for 1994 were also granted partly in recognition of the fact that substantial financial exposure and uncertainty had been eliminated as a result of the settlement by management of several pending regulatory and judicial matters. The units awarded produced, for the year 1994, an average annual increase of 2% in base salary for executive officers at current dividend levels. Again, the awards for individual executive officers were highly variable for the reasons discussed earlier with respect to cash salary increases for 1994. These compensation unit awards, granted in December 1993, followed 3 consecutive years for which no awards had been granted.

  All compensation units outstanding as of the end of 1994 were awarded under the ComEd Deferred Compensation Plan prior to the corporate reorganization in September 1994, and payments on such units are, therefore, tied to dividends on ComEd common stock. Due to the $50 million special dividend on ComEd common stock that occurred as part of the corporate reorganization, dividends on ComEd common stock exceeded the otherwise matching dividends on Unicom Common Stock. A new Deferred Compensation Unit Plan has been established by Unicom under which payments are tied to the dividends on Unicom Common Stock. The Committee intends that all future awards of compensation units will be made under the Unicom Plan, and it has put in place a plan under which current compensation units outstanding under the ComEd Plan may be exchanged for Unicom units. In accordance with the provisions of the ComEd Plan, such exchange is voluntary on the part of the ComEd unit holders.

  Incentive Compensation Awards. The third component of executive compensation for 1994 was payable pursuant to incentive compensation awards under the Incentive Plan.

  A 1994 Variable Compensation Award for Management Employees was established providing for payments contingent on the achievement of certain corporate and business unit goals, the maintenance of quarterly cash dividends of at least 40c, and achievement of at least a $90 million reduction in operation and maintenance expenses and capital expenditures from budgeted amounts for the year 1994 (with at least half of the reduction, $45 million, resulting from a reduction in operation and maintenance expenses). Half of the potential payout was related to achievement of corporate goals and the other half was related to the achievement of business unit goals. The potential payouts as a percentage of base salary varied with different levels of management and also according to level of achievement of the goals. The varying payouts were established on the basis of subjective judgment with respect to the appropriate level of incentive and award, considering degree of difficulty of the goals and degree of responsibility of the different levels of management for achievement of the goals.

  Corporate goals were established with respect to earnings per share, and also with respect to the amount by which operation and maintenance expenses and capital expenditures were below budget. For purposes of measuring achievement of the 1994 goals, the Committee provided for the exclusion of charges related to a 1994 early retirement program on grounds that the related benefits will be realized primarily in future years, and also excluded charges related to uranium investments that had been made many years ago and did not reflect the performance of current management. As a result of these adjustments, the earnings per share goals ranged from $1.70 at the minimum level for payments under the Award to $2.00 at the maximum level, and the operation and maintenance/capital expenditure goals ranged from reductions of $90 million at the minimum level to $395 million at the maximum level. As so adjusted, actual amounts achieved were earnings per share of $1.93 and expenditure reductions of $132.2 million.

  Similar Awards were granted to Mr. O'Connor and Mr. Skinner for the year 1994 except that payment was dependent entirely upon achievement of the corporate earnings per share goals, as well as the 40c quarterly cash dividend and minimum $90 million operation and maintenance/capital expenditure reduction requirements described above. The earnings per share goals were set at the same levels, and earnings were adjusted in the same manner, as in the 1994 Variable Compensation Award discussed above.

  Long-Term Performance Unit Awards were initiated in 1994 to provide compensation to executive officers and other senior managers based on the total return performance of Unicom Common Stock relative to that of the other companies constituting the Dow Jones Utility Stock Index over three-year performance periods. The Committee intends to make such awards each year, thus establishing moving three-year performance periods for the years ahead. In order to phase in the program, the Committee established a one-year performance period for 1994 and a two-year performance period covering 1994 and 1995, as well as the initial three-year performance period covering the years 1994-96. Payouts for the one and two-year periods are based on relative performance of Unicom stock during those periods, but are at reduced levels reflecting the shorter periods.

  Payments on performance unit awards, as a percentage of base salary, vary for the different levels of executive officers, with higher percentages applicable to higher level officers. Again, the varying payouts were established on the basis of subjective judgment with respect to the appropriate level of incentive and award, considering degree of difficulty of the goals and degree of responsibility for achievement of the goals.

  For the 1994 one-year performance period, Unicom stock performance was at the 75th percentile among the stocks constituting the Dow Jones Utility Stock Index. Resulting payments are included under the "Bonus" column in the Summary Compensation Table.

  Compensation of the Chief Executive Officer. With regard to the compensation of the Chairman and Chief Executive Officer, the Committee's assessment of his personal performance, based upon a non-quantifiable evaluation of his leadership, achievements and contributions to the Company, was very favorable. Two of the Company's most significant achievements under the Chairman's leadership in 1993 were the settlement of six pending regulatory and judicial matters, thus eliminating substantial financial exposure and uncertainty for the Company, and the passage of legislation allowing for the creation of a holding company structure for the conduct of unregulated business activities without the extensive regulatory proceedings that would otherwise have been required. In view of this assessment and these achievements, the Committee recommended and the Board approved a cash salary increase from $560,000 to $635,000 for 1994 and the Committee also awarded the Chairman 8,000 current compensation units under the Commonwealth Edison Deferred Compensation Plan. The Chairman's total base salary in 1994 was $773,536 ($635,000 cash salary plus $138,536 in current compensation unit income).

  The Chairman's compensation for 1994 pursuant to the separate incentive compensation Award made to him under the Incentive Plan was $226,464, with $88,615 payable in cash and $137,849 payable in Unicom common stock. The Award was limited to this amount as a result of a limitation of $1 million placed by the Committee on the total of base salary and compensation pursuant to this Award (but not including the 1994 Long-Term Performance Unit Award, discussed below) in order to avoid payment of compensation that otherwise might not be deductible under Section 162(m) of the Internal Revenue Code for purposes of federal income taxes. In addition, the Chairman received compensation for 1994 pursuant to the 1994 Long-Term Performance Unit Award equal to $258,642, half payable in stock and half in cash.

  The Chairman's total compensation (cash salary, compensation unit income, and compensation earned pursuant to the Awards under the Incentive Plan) was $1,258,642 for 1994. This placed him 9th in total compensation among the CEOs of the 22 largest electric power companies on the basis of amounts reported in the 1994 Edison Electric Institute Executive Compensation Survey. (In a similar 1993 survey, the Chairman's total compensation ranked 13th among the 21 largest companies for that year.) The Committee believes both the absolute and relative levels of compensation for 1994 were fully appropriate considering the size and complexity of the Company's operations (the Company is one of the largest in the comparison group of 22 electric power companies), and also considering the Committee's very favorable assessment of the Chairman's performance in providing leadership to the Company, which achieved improved financial performance in 1994 and has been positioned for further improvements in the years ahead.

  Internal Revenue Code Section 162(m) Considerations. Section 162(m) of the Internal Revenue Code provides that executive compensation in excess of $1 million will not be deductible for purposes of corporate income taxes unless it is performance-based compensation and is paid pursuant to a plan meeting certain requirements of the Code. The Committee intends to continue increased reliance on performance-based compensation programs. Such programs will be designed to fulfill, in the best possible manner, future corporate business objectives. To the extent consistent with this goal, the Committee currently anticipates that such programs will also be designed to satisfy the requirements of Section 162(m) with respect to the deductibility of compensation paid. The Committee believes that executive compensation actually paid in respect of 1994 was deductible.

                                     Compensation Committee

                                     Jean Allard          Edgar D. Jannotta
                                     James W. Compton     George E. Johnson
                                     Sue L. Gin           Edward A. Mason
                                     Harvey Kapnick       Frank A. Olson
                                     Donald P. Jacobs

SHAREHOLDER RETURN PERFORMANCE

  Set forth below is a line graph comparing the quarterly percentage change in the cumulative total shareholder return on Unicom Common Stock ("UCM") against the cumulative total return of the S&P 500 Composite Stock Index and the Dow Jones Utility Stock Index for the five-year period ending December 31, 1994.

                  CUMULATIVE PERFORMANCE SINCE JANUARY 1, 1990
                       ASSUMING REINVESTMENT OF DIVIDENDS

                            (JANUARY 1, 1990 = $100)



                             [GRAPH APPEARS HERE]

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG UCM COMMON STK, DJ UTIL AND S&P 500 COMPOSITE


Measurement Period           UCM                        S&P 500
(Fiscal Year Covered)        COMMON STK     DJ UTIL     COMPOSITE
-------------------          ----------     -------     ---------
Measurement Pt-
 01/01/90                    $100           $100         $100
FYE 01/01/91                 $101           $ 95         $ 97
FYE 01/01/92                 $125           $110         $126
FYE 01/01/93                 $ 79           $114         $136
FYE 01/01/94                 $102           $125         $150
FYE 01/01/95                 $ 93           $106         $152

*Performance shown for Unicom Common Stock on and after September 1, 1994 and for ComEd common stock prior to that date.

                                     VOTING

  Shareholders of record on the books of Unicom at 4:00 P.M., Chicago time, on March 27, 1995, will be entitled to vote at the regular annual meeting. Unicom had outstanding on March 27, 1995, 214,522,949 shares of Common Stock without par value. Each share entitles the holder to one vote on each matter submitted to a vote at the meeting, except that in the election of Directors each shareholder has the right to vote the number of shares owned by such shareholder for as many persons as there are Directors to be elected, or to cumulate such votes and give one candidate as many votes as shall equal the number of Directors to be elected multiplied by the number of such shares or to distribute such cumulative votes in any proportion among any number of candidates. The holders of a majority of the outstanding shares entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for the consideration of such matter at the meeting.

  The shares represented by the proxy of each shareholder include shares owned by such shareholder and shares credited to such shareholder's account under Unicom's Dividend Reinvestment and Stock Purchase Plan.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted at the meeting and will be voted as directed in the proxies. With respect to the election of Directors, a shareholder may mark the accompanying form of proxy to (i) vote for the election of all ten nominees named in this Proxy Statement as Directors, (ii) withhold authority to vote for all such Director nominees or
(iii) vote for the election of all such Director nominees other than any nominee with respect to whom the shareholder withholds authority to vote. Assuming that a quorum is present at the meeting, the ten persons receiving the greatest number of votes shall be elected as Directors. Withholding authority to vote for a Director nominee will not prevent such Director nominee from being elected. The proxy holders will cumulate votes for shares represented by proxies only if a shareholder gives them specific written instructions to do so.

  With respect to the appointment of Auditors, a shareholder may mark the accompanying form of proxy to (i) vote for the matter, (ii) vote against the matter or (iii) abstain from voting on the matter. Assuming that a quorum is present at the meeting, the affirmative vote of a majority of the shares of stock represented at the meeting and entitled to vote on the matter is required for approval of the appointment of the Auditors. Proxies marked to abstain from voting with respect to this matter will have the legal effect of voting against such matter.

  The shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the meeting will be voted as directed in the proxies. IN THE ABSENCE OF SPECIFIC DIRECTION, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED AT THE MEETING AND WILL BE VOTED NON-CUMULATIVELY FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT AS DIRECTORS AND FOR APPROVAL OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS. In the event any nominee for Director shall be unable to serve, which is not now contemplated, the proxies may or may not be voted for a substitute nominee.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Any shareholder proposal intended to be presented at the 1996 annual meeting of Unicom's shareholders must be received at the principal executive offices of Unicom by December 7, 1995, in order to be considered for inclusion in Unicom's proxy materials relating to that meeting. Any such proposal should be directed to the Secretary of Unicom located on the 37th Floor, First National Bank Building, 10 South Dearborn Street, Chicago, Illinois. If mailed, it should be sent to Secretary, Unicom Corporation, 10 South Dearborn Street, Post Office Box A-3005, Chicago, IL 60690-3005.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, management knows of no matters to be brought before the annual meeting other than the matters referred to in this Proxy Statement. If, however, further business is presented, the proxy holders will act in accordance with their best judgment.

  By order of the Board of Directors.

                                                 David A. Scholz
                                                   Secretary

April 5, 1995

A COPY OF UNICOM'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO DAVID A. SCHOLZ, SECRETARY, UNICOM CORPORATION, 10 SOUTH DEARBORN STREET, POST OFFICE BOX A-3005, CHICAGO, ILLINOIS 60690-3005.

                                                                      APPENDIX A




                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                       CONSOLIDATED FINANCIAL STATEMENTS

                        AS OF DECEMBER 31, 1994 AND 1993

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                                     INDEX

                                                                            PAGE
                                                                            ----
Definitions...............................................................   A-2
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   A-3
Report of Independent Public Accountants..................................  A-15
Summary of Selected Consolidated Financial Data...........................  A-16
Price Range and Dividends Paid Per Share of Common Stock..................  A-16
1994 Revenues and Sales...................................................  A-16
Consolidated Financial Statements--
  Statements of Consolidated Income for the years 1994, 1993 and 1992.....  A-17
  Consolidated Balance Sheets--December 31, 1994 and 1993.................  A-18
  Statements of Consolidated Capitalization--December 31, 1994 and 1993...  A-20
  Statements of Consolidated Retained Earnings for the years 1994, 1993 and 1992...............................................................  A-21
  Statements of Consolidated Cash Flows for the years 1994, 1993 and 1992.  A-22
  Notes to Financial Statements...........................................  A-23

                                  DEFINITIONS

  Certain terms are used in this Appendix with the following meanings:

         TERM                                         MEANING
-----------------------  ------------------------------------------------------------------
AFUDC                    Allowance for funds used during construction
AMT                      Alternative minimum tax
CERCLA                   Comprehensive Environmental Response, Compensation and Liability
                          Act of 1980, as amended
CFC                      Chlorofluorocarbon
Circuit Court            Circuit Court of Cook County, Illinois
Clean Air Amendments     Clean Air Act Amendments of 1990
ComEd                    Commonwealth Edison Company, which is a majority-owned subsidiary of Unicom.
Cotter                   Cotter Corporation, which is a wholly-owned subsidiary of ComEd.
DOE                      U.S. Department of Energy
FASB                     Financial Accounting Standards Board
FERC                     Federal Energy Regulatory Commission
Fuel Matters Settlement  A settlement relating to the ICC fuel reconciliation proceedings involving ComEd for the period from 1985 through 1988 and to future challenges by the settling parties to the prudency of
                          ComEd's western coal costs for the period from 1989 through 1992.
ICC                      Illinois Commerce Commission
Illinois EPA             Illinois Environmental Protection Agency
Indiana Company          Commonwealth Edison Company of Indiana, Inc., which is a wholly-
                          owned subsidiary of ComEd.
MGP                      Manufactured gas plant
NEIL                     Nuclear Electric Insurance Limited
NML                      Nuclear Mutual Limited
NRC                      Nuclear Regulatory Commission
Rate Matters Settlement  A settlement concerning the proceedings relating to ComEd's 1985 and 1991 ICC rate orders (which orders relate to, among other things, the recovery of costs associated with ComEd's four most recently completed nuclear generating units), the proceedings relating to the reduction in the difference between ComEd's summer and non-summer residential rates that was effected in the summer of 1988, outstanding issues relating to the appropriate interest rate and rate design to be applied to a refund made by
                          ComEd during 1990 relating to a 1988 ICC rate order, and matters related to a rider to ComEd's rates that it was required to file as a result of the change in the federal corporate tax rate made by the Tax Reform Act of 1986.
Rate Order               ICC rate order issued on January 9, 1995
Remand Order             ICC rate order issued on January 6, 1993, as subsequently modified
SEC                      Securities and Exchange Commission
SFAS                     Statement of Financial Accounting Standards
Unicom                   Unicom Corporation
Unicom Enterprises       Unicom Enterprises Inc., which is a wholly-owned subsidiary of
                          Unicom.
Unicom Thermal           Unicom Thermal Technologies Inc., which is a wholly-owned
                          subsidiary of Unicom Enterprises.
Units                    ComEd's nuclear generating units known as Byron Unit 2 and
                          Braidwood Units 1 and 2
U.S. EPA                 U.S. Environmental Protection Agency

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  On September 1, 1994, a corporate restructuring took place in which Unicom became the parent holding company of ComEd and Unicom Enterprises, an unregulated subsidiary engaged, through a subsidiary, in energy service activities. The primary purpose of the restructuring was to permit Unicom Enterprises to engage in energy service activities without the prior approval of, or being regulated by, the ICC, in part to permit timely responses to competitive activities which could adversely affect ComEd's utility business.

  Notwithstanding the restructuring, ComEd will continue to represent substantially all of the assets, revenues and net income of Unicom; and Unicom's resources and results of operations will be largely dependent on, and will reflect, those of ComEd. Unicom Enterprises' sole subsidiary, Unicom Thermal, is a development stage company and is not expected to make a material contribution to the revenues or results of operations of Unicom in the near future. Consequently, the descriptions that follow focus on the utility operations of ComEd, although information is provided with respect to the unregulated operations of Unicom Enterprises.

LIQUIDITY AND CAPITAL RESOURCES

                               UTILITY OPERATIONS

  Capital Budgets. ComEd and its electric utility subsidiary, the Indiana Company, have a construction program for the three-year period 1995-97 which consists principally of improvements to ComEd's and the Indiana Company's existing nuclear and other electric production, transmission and distribution facilities. It does not include funds (other than for planning) to add new generating capacity to ComEd's system. The program, as approved by Unicom and ComEd in December 1994, calls for electric plant and equipment expenditures of approximately $2,750 million (excluding nuclear fuel expenditures of approximately $800 million). It is estimated that such construction expenditures, with cost escalation computed at 3.5% annually, will be as follows:

                                                                      THREE-YEAR
                                                       1995 1996 1997   TOTAL
                                                       ---- ---- ---- ----------
                                                         (MILLIONS OF DOLLARS)
   Production......................................... $415 $395 $360   $1,170
   Transmission and Distribution......................  410  445  455    1,310
   General............................................   95   90   85      270
                                                       ---- ---- ----   ------
       Total.......................................... $920 $930 $900   $2,750
                                                       ==== ==== ====   ======

  In October 1994, ComEd made a commitment to provide for the replacement of the steam generators at its Braidwood Unit 1 and Byron Unit 1 nuclear generating plants, for service in the years 1998 and 1999, respectively, at a total estimated cost of approximately $470 million. Approximately $170 million of this commitment is included in the construction expenditures shown above.


  ComEd's forecasts of peak load indicate a need for additional resources to meet demand, either through generating capacity or through equivalent purchased power or demand-side management resources, in 1997 and each year thereafter through the year 2000. The projected resource needs reflect the current planning reserve margin recommendations of the Mid-America Interconnected Network, the reliability council of which ComEd is a member. ComEd's forecasts indicate that the need for additional resources during this period would exist only during the summer months. ComEd does not expect to make expenditures for additional capacity to the extent the need for capacity can be met through cost-effective demand-side management resources, non-utility generation or other power purchases. To assess the market potential to provide such cost-effective resources, ComEd solicited proposals to supply it with cost-effective demand-side management resources, non-utility generation resources and other-utility power purchases sufficient to meet forecasted requirements through the year 2000. The responses to the solicitation suggest that adequate resources to meet ComEd's needs could be obtained from those sources but ComEd has not yet determined whether those sources represent the most economical alternative. If ComEd were to build additional capacity to meet its needs, it would need to make additional expenditures during the 1995-97 period.

  ComEd has not budgeted for a number of projects, particularly at generating stations, which could be required, but which ComEd does not expect to be required during the budget period. In particular, ComEd has not budgeted for the construction of scrubbers at its Kincaid station or for the replacement of major amounts of piping at its boiling water reactor nuclear stations. See "Regulation" below for additional information.

  Purchase commitments for ComEd and the Indiana Company, principally related to construction and nuclear fuel, approximated $1,210 million at December 31, 1994. In addition, ComEd has substantial commitments for the purchase of coal as indicated in the following table.

    CONTRACT                                            PERIOD   COMMITMENT (1)
-----------------                                      --------- --------------
Black Butte Coal Co................................... 1995-2007     $1,119
Decker Coal Co........................................ 1995-2015     $  822
Big Horn Coal Co...................................... 1998          $   21
Other commitments..................................... 1995-1996     $   31

--------
(1) Estimated costs in millions of dollars FOB mine. No estimate of future escalation has been made.

For additional information concerning these coal contracts and ComEd's fuel supply, see "Results of Operations" below and Notes 1 and 19 of Notes to Financial Statements.

  ComEd's construction program will be reviewed and modified as necessary to adapt to changing economic conditions, rate levels and other relevant factors including changing business and legal needs and requirements. ComEd cannot anticipate all such possible needs and requirements. While regulatory needs in particular are more likely, on balance, to require increases in construction expenditures than decreases, ComEd's financial condition may require compensating or greater reductions in other construction expenditures.

  Capital Resources. ComEd has forecast that internal sources will provide more than three-fourths of the funds required for ComEd's construction program and other capital requirements, including nuclear fuel expenditures, contributions to nuclear decommissioning funds, sinking fund obligations and refinancing of scheduled debt maturities (the annual sinking fund requirements for ComEd preference stock and for ComEd and the Indiana Company long-term debt are summarized in Notes 7 and 8, respectively, of Notes to Financial Statements). The forecast assumes the rate levels reflected in the Rate Order.

  The type and amount of external financing will depend on financial market conditions and the needs and capital structure of ComEd at the time of such financing. ComEd's new money financing requirements have increased in recent years due to higher expenditures and lower operating cash flows resulting from reduced revenues due to customer refunds and rate level adjustments ordered in various proceedings related to the level of ComEd's rates and the effects of the Rate Matters Settlement and the Fuel Matters Settlement. Unicom's balances of cash and cash investments decreased by approximately $793 million from December 31, 1993 to December 31, 1994, primarily due to the effects of those settlements. A portion of ComEd's financing is expected to be provided through the continued sale and leaseback of nuclear fuel through ComEd's existing nuclear fuel lease facility. ComEd has approximately $915 million of unused bank lines of credit at December 31, 1994 which may be borrowed at various interest rates and which may be secured or unsecured. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings or on a prime interest rate. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. See Note 9 of Notes to Financial Statements for information concerning lines of credit. See the Statements of Consolidated Cash Flows for the construction expenditures and cash flow from operating activities for the years 1994, 1993 and 1992.

  During 1994, Unicom and ComEd issued 390,605 shares of common stock for approximately $8,503,000 under the employee stock plans. During 1994, ComEd also issued and sold 3,000,000 shares of $2.425 Cumulative Preference Stock; sold and leased back approximately $306,649,000 of nuclear fuel through its existing nuclear fuel lease; refinanced $249,200,000 of outstanding pollution control revenue bonds through the issuance, through the Illinois Development Finance Authority, of an equivalent amount of lower cost variable rate and fixed rate bonds (of which $157,000,000 was collaterally secured through the issuance to the related bond trustee of an equivalent amount of first mortgage bonds); and issued $300,000,000 of other long-term debt.

  As of January 27, 1995, ComEd has an effective "shelf" registration statement with the SEC for the future sale of up to an additional $805 million of debt securities and cumulative preference stock for general corporate purposes of ComEd, including the discharge or refund of other outstanding securities.

  Financial Condition. ComEd's financial condition will continue to depend on its ability to generate revenues to cover its costs and to maintain adequate debt and preferred and preference stock coverages and common stock equity earnings. ComEd's management recognizes that competitive and regulatory circumstances in Illinois may limit its ability to raise its rates. Consequently, ComEd's financial condition will be affected by, and ComEd's management is addressing, actions to maintain and increase sales, to control operating and capital expenditures, and to anticipate competitive activities. During the past several years, ComEd has instituted cost reduction plans including various workforce reductions. ComEd reached agreement in August 1993 with its unions regarding certain cost reduction actions. The agreement provided for a wage freeze until April 1, 1994, changes to reduce health care plan costs, increased use of part-time employment and changes in holiday provisions. The agreement also included a continuation of negotiations relative to other issues. ComEd and union representatives reached agreement in February 1994 and announced an offer of a voluntary early retirement program. This program is available to ComEd and the Indiana Company management, non-union and union employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. The period for most eligible employees to elect to participate in the program expired on April 20, 1994. The charge to income related to the program in 1994 was approximately $20 million (net of income tax effects) related to employees who accepted the program during 1994. ComEd estimates that, in total, approximately $21 million (net of income tax effects) will be charged to income as a result of the program. See "Regulation" below and Note 12 of Notes to Financial Statements.

  The current ratings of ComEd's securities by three principal securities rating agencies are as follows:

                                                                STANDARD DUFF &
                                                        MOODY'S & POOR'S PHELPS
                                                        ------- -------- ------
      First mortgage and secured pollution control
       bonds...........................................  Baa2     BBB    BBB
      Publicly-held debentures and unsecured pollution
       control obligations.............................  Baa3     BBB-   BBB-
      Convertible preferred stock......................  baa3     BBB-   BB+
      Preference stock.................................  baa3     BBB-   BB+
      Commercial paper.................................  P-2      A-2    Duff 2

  On October 27, 1993, Standard & Poor's changed its "outlook" on ComEd's ratings from stable to negative as part of its larger assessment of the electric utility industry. In January 1995, following the issuance of the Rate Order, Standard & Poor's affirmed its ratings of ComEd's debt, with its ratings "outlook" remaining negative. In December 1993, Moody's and Duff & Phelps affirmed their ratings of ComEd's securities, and Moody's rating outlook on ComEd remained stable.

  Business and Competition. The electric utility business has historically been characterized by retail service monopolies in state or locally franchised service territories. Investor-owned electric utilities have tended to be vertically integrated with all aspects of their business subject to pervasive regulation. Although customers have normally been free to supply their electric power needs through self-generation, they have not had a choice of electric suppliers and self-generation has not generally been economical.

  The market in which electric utilities like ComEd operate has become more competitive and many observers believe competition will intensify. Self-generation can be economical for certain customers, depending on how and when they use electricity and other customer-specific considerations. A number of competitors are currently seeking to identify and do business with those customers. In addition, suppliers of other forms of energy are increasingly competing to supply energy needs which historically were supplied primarily or exclusively by electricity.

  The Energy Policy Act of 1992 will likely have a significant effect on companies engaged in the generation, transmission, distribution, purchase and sale of electricity. This Act, among other things, expands the authority of the FERC to order electric utilities to transmit or "wheel" wholesale power for others, and facilitates the creation of non-utility electric generating companies. Although ComEd cannot now predict the full impact of this Act, it will likely create and increase competition affecting ComEd.

  ComEd is facing increased competition from several non-utility businesses which seek to provide energy services to users of electricity, especially larger customers such as industrial, commercial and wholesale customers. Such suppliers include independent power producers and unregulated energy services companies. In this regard, natural gas utilities operating in ComEd's service area have established subsidiary ventures to provide heating, ventilating and air conditioning services, attempting to attract ComEd's customers. Also, several utilities in the United States have established unregulated energy services subsidiaries which pursue business opportunities wherever they exist. In addition, cogeneration and energy services companies have begun soliciting ComEd's customers to provide alternatives to using ComEd's electricity. In October 1993, the ICC granted ComEd the authority to negotiate special discount contract rates with new or existing industrial customers for up to a total of 400 megawatts of added load, where the customers would not have chosen service from ComEd for the increased load in the absence of the discount rates. In addition, in June 1994, the ICC granted ComEd the authority to negotiate special discount contract rates with up to 25 of its largest existing customers, where such contracts would be necessary to retain the customers' existing load on ComEd's system.

  ComEd recently negotiated amendments to existing contracts with three of its wholesale municipal customers, which extended the contracts for an additional ten-year period past the 1997 expiration dates. ComEd was one of a number of bidders for providing service to these customers. The contracts became effective upon FERC approval.

  The ICC formed a task force for the purpose of conducting a broad-based and open examination of the expanding presence of market components within the electric utility industry. Participants from more than forty organizations, including representatives from the electric utility industry, are meeting to examine three broad issues: effects of regulation, competition and future regulatory and legislative changes. A report examining all sides of the issues is planned for release in the first half of 1995 to the ICC, the legislature, the Governor and other Illinois constitutional officers.

  Capital Structure. The ratio of ComEd's long-term debt to total capitalization has decreased to 54.6% at December 31, 1994 from 55.0% at December 31, 1993. This decrease is related primarily to the retirement and early redemption of long-term debt and the issuance of cumulative preference stock.

                             UNREGULATED OPERATIONS

  Unicom Enterprises intends, through subsidiaries, to engage in energy-related businesses which will not be subject to utility regulation by state or federal agencies. As of December 31, 1994, Unicom Enterprises had only one subsidiary, Unicom Thermal, which will provide district cooling services to office and other buildings from central locations in the city of Chicago. District cooling involves, in essence, the production of chilled water at a central location and its circulation from such location to customers' buildings in a closed circuit of piping. Such water is used to chill air in customers' air conditioning systems without the use of CFCs. As a result of the Clean Air Amendments, the manufacture and use of CFCs will be curtailed, commencing in 1996, thereby creating an excellent marketing opportunity for non-CFC based systems, such as district cooling. Unicom Thermal is currently a development stage enterprise and, as such, has generated no sales revenues. Unicom Thermal has secured two long-term contracts and expects to begin serving customers in the summer of 1995. Unicom Thermal is in the process of negotiating with additional potential customers.

  Capital Budgets. Unicom Thermal has forecasted capital expenditures for the years of 1995-97 of approximately $95 million, primarily representing the construction costs of its district cooling facilities and piping system. Construction of its first district cooling facility is expected to be completed by May 1995 and is expected to cost approximately $30 million. As of December 31, 1994, Unicom Thermal's purchase commitments, principally related to construction, were approximately $24 million.

  Capital Resources. Unicom expects to obtain funds to invest in Unicom Enterprises and its subsidiaries principally from dividends that it receives on its ComEd common stock and from bank borrowings by Unicom Enterprises. While the amount of dividends on ComEd common stock is expected to be greater than the amount of dividends on Unicom common stock, the availability of such dividends is dependent on ComEd's financial performance and cash position. Other forms of financing by ComEd of Unicom or its other subsidiaries, such as loans or additional equity investments (none of which is expected), would be subject to the prior approval of the ICC.

  Unicom Enterprises has a $200 million credit facility which will expire in 1997 of which the entire amount was unused as of December 31, 1994. The credit facility could be used by Unicom Enterprises to finance investments in nonregulated energy-related businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Interest rates for borrowings under the credit facility would be set at the time of a borrowing and would be based on either a prime interest rate or a floating rate bank index plus a spread which will vary with the credit rating of ComEd's outstanding first mortgage bonds. See Note 9 of Notes to Financial Statements for additional information regarding certain covenants with respect to Unicom's and Unicom Enterprises' operations.

REGULATION

  ComEd and the Indiana Company are subject to state and federal regulation in the conduct of their respective businesses, including the operations of Cotter. Such regulation includes rates, securities issuance, nuclear operations, environmental and other matters. Particularly in the cases of nuclear operations and environmental matters, such regulation can and does affect operational and capital expenditures.

  Rate Proceedings. ComEd's revenues, net income, cash flows and plant carrying costs have been affected directly by various rate-related proceedings. During the periods presented in the consolidated financial statements, ComEd was involved in a number of proceedings concerning its rates. The uncertainties associated with such proceedings and related issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement (see Note 2 of Notes to Financial Statements). The effects of the aforementioned rate proceedings and settlements during the periods presented are discussed below under "Results of Operations."

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when such costs will be collected prospectively on an individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. ComEd expects the Rate Order to be appealed by the intervenors in the rate proceeding.

  In the Rate Order, the ICC determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The ICC also determined, however, that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. As noted above, the Rate Order establishes a rider which will allow annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates become identifiable. Under Illinois law, decommissioning cost collections are required to be deposited in external trust funds; and consequently, such collections do not add to the cash flows available for general corporate purposes.

  Nuclear Matters. During the past several years, the NRC has placed two of ComEd's nuclear generating stations, Zion station and Dresden station, on its list of plants to be monitored closely. Although Zion station (which was placed on the list in early 1991) was removed from that list in February 1993, Dresden station (which was placed on the list in early 1992) remains on the list. The NRC concern with Dresden station was that, although processes and programs were in place to make improvements, the rate of improvement needed to accelerate. In February 1995, the NRC reported that a sense of progress at Dresden is evident, but that more time is needed to determine if the improving trend will continue. Because of the age of the Zion, Dresden and Quad-Cities stations, ComEd anticipates increased expenditures for operation and maintenance expenses in order to improve reliability and to meet NRC regulatory expectations. Accordingly, ComEd has restructured its management of its nuclear stations and committed additional resources to the stations' operations.

  In January 1994, ComEd was notified by the NRC that ComEd's LaSalle County and Quad-Cities stations were placed on the list of plants with adverse performance trends. ComEd was informed that the NRC concerns about LaSalle County station included, among other matters, deficient radiation worker practices. The NRC concerns with Quad-Cities station included, among other matters, deficiencies in the condition of certain station equipment and the effectiveness of the operators of the units in identifying and responding to certain operational problems. ComEd has provided written and verbal responses to the NRC and is working to resolve the concerns. In the February 1995 report, the NRC concluded that LaSalle County had arrested the adverse trends in most areas and "normal" designation should be returned. Like Dresden and LaSalle County, the NRC noted that positive developments had been observed at Quad-Cities but additional time was required to determine if those developments had been effective in arresting the adverse trends and thus Quad-Cities remains on the list of plants with adverse performance trends. As noted above, ComEd anticipates continued increased expenditures in connection with those stations. In addition, generating station availability and performance during a year may be issues in fuel reconciliation proceedings in assessing the prudence of fuel and power purchases during such year. ICC orders have been issued in fuel reconciliation proceedings for years prior to 1993.

  ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 through 2032. Such costs, which are estimated to aggregate approximately $3.5 billion, in current-year (1995) dollars, are expected to be funded by the external decommissioning trust funds which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations. See Note 1 of Notes to Financial Statements under "Depreciation and Decommissioning" for additional information regarding decommissioning costs.

  Environmental Matters. The Clean Air Amendments require reductions in sulfur dioxide emissions from ComEd's Kincaid station. The Clean Air Amendments also bar future utility sulfur dioxide emissions except to the extent utilities hold allowances for their emissions. Allowances which authorize their holder to emit sulfur dioxide have been issued by the U.S. EPA based largely on historical levels of sulfur dioxide emissions. These allowances are transferable and marketable. ComEd's ability to increase generation in the future to meet expected increased demand for electricity will depend in part on ComEd and the Indiana Company's ability to acquire additional allowances or to reduce emissions below otherwise allowable levels from their existing generating plants. In addition, the Clean Air Amendments require studies to determine what controls, if any, should be imposed on utilities to control air toxic emissions, including mercury. ComEd's Clean Air Compliance Plan for Kincaid station was approved by the ICC on July 8, 1993. In late 1993, however, a federal court declared the Illinois law under which the approval was received to be unconstitutional and compliance plans prepared and approved in reliance on the law to be void. In January 1995, the federal court's decision was affirmed by the U.S. Court of Appeals. It is not known whether a petition for rehearing or further appeals will be filed. Under the Compliance Plan approved by the ICC, ComEd would have been allowed to burn low sulfur Illinois coal at Kincaid station without the installation of pollution control equipment for the years 1995 through 1999, and to purchase any necessary emission allowances that are expected to be available under the Clean Air Amendments during this period. Also, under the Plan, ComEd expected to install pollution control equipment for Kincaid station by the year 2000. When the final outcome of the federal litigation is known, ComEd will determine whether any changes are required.

  The Clean Air Amendments also require reductions in nitrogen oxide emissions from ComEd and the Indiana Company's fossil fuel generating units. The Illinois EPA has proposed rules with respect to such emissions which would require modifications to certain of ComEd's boilers inside the Chicago ozone non-attainment area. The proposed rules are currently under review. The Illinois EPA is also considering nitrogen oxide emission reductions at ComEd generating stations outside the Chicago ozone non-attainment area.

RESULTS OF OPERATIONS

  Unicom's earnings per common share were $1.66 in 1994, $0.22 in 1993 and $2.08 in 1992. Substantially all of the results of operations for Unicom are the results of operations of ComEd. Unicom Enterprises' only subsidiary, Unicom Thermal, is currently a development stage enterprise, and for the period from July 30, 1993 (its date of inception) through December 31, 1993 and for the year 1994 incurred losses that are not material to the results of Unicom and subsidiary companies as a whole. As such, the following section discusses the results of operations of ComEd alone.

  Net Income. The 1994 results reflect higher revenues as a result of the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded and ComEd's increased kilowatthour sales to ultimate consumers. The effects of these items were partially offset by higher operation and maintenance expenses, which include an after-tax charge for additional pension costs related to an early retirement program of $20 million or $0.09 per common share. ComEd also recorded a reduction in the carrying value of its investments in uranium-related properties in 1994, which reduced net income by $33.8 million or $0.16 per common share.

  The 1993 results were significantly affected by the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 net income by approximately $354 million or $1.66 per common share, in addition to the effect of the deferred recognition of revenues which ComEd had recorded during 1993 (approximately $160 million or $0.75 per common share), and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, as authorized in the Remand Order. The 1993 earnings also reflect a one-time favorable cumulative effect of $9.7 million or $0.05 per common share as a result of the adoption of SFAS No. 109, Accounting for Income Taxes, in January 1993. The effect of the non-recurring items was partially offset by a higher level of kilowatthour sales and lower operation and maintenance expenses. Excluding non-recurring items, earnings in 1993 would have been $1.83 per common share.

  The 1992 results were significantly affected by the decreased level of kilowatthour sales due to a cooler than normal summer, higher operation and maintenance expenses, higher revenues resulting from the full effect of the rate increase which became effective on March 20, 1991, lower fuel and purchased power costs and the 1992 reduction to net income of $50 million or $0.24 per common share to reflect a provision for additional refunds and interest related to the 1985 ICC rate order. Excluding non-recurring items, earnings in 1992 would have been $2.32 per common share.

  Kilowatthour Sales. Kilowatthour sales to ultimate consumers increased 2.8% in 1994, the result of increased sales to all classes of customers (except railroads, which decreased), due in part to warmer summer weather and colder winter weather as compared to 1993. The service territory economy also improved during 1994, which contributed to the increase in kilowatthour sales. Kilowatthour sales to ultimate consumers increased 4.6% in 1993, the result of increased sales to all classes of customers (except railroads, which decreased), due primarily to more normal summer weather in 1993 as compared to 1992. Kilowatthour sales to ultimate consumers decreased 4.6% in 1992 principally reflecting lower kilowatthour sales to residential consumers as a result of a cooler than normal summer. Kilowatthour sales including sales for resale decreased 3.0% in 1994, increased 16.0% in 1993 and decreased 3.7% in 1992.

  Operating Revenues. Operating revenues increased $1,017 million in 1994 principally reflecting the favorable comparison to 1993 in which the effects of the Rate Matters Settlement and the Fuel Matters Settlement were recorded and the increased level of kilowatthour sales to ultimate consumers described above. The increase was partially offset by a decrease in energy costs recovered under the fuel adjustment provision in ComEd's rates.

  Operating revenues decreased $766 million in 1993 principally reflecting the recording of the effects of the Rate Matters Settlement and the Fuel Matters Settlement, which reduced 1993 electric operating revenues by $1,282 million. This reduction was partially offset by a higher level of kilowatthour sales and an increase in energy costs recovered under the fuel adjustment provision in ComEd's rates. See "Net Income" above and Note 2 of Notes to Financial Statements for additional information.

  Operating revenues decreased $249 million in 1992 principally reflecting a lower level of kilowatthour sales due to a cooler than normal summer, a decrease in the recovery of energy costs under the fuel adjustment provision in ComEd's rates and a provision for revenue refunds of approximately $18 million related to the 1985 ICC rate order. The decrease more than offset the full effect of the rate increase authorized in the 1991 ICC rate order, which became effective on March 20, 1991.

  Fuel Costs. Changes in fuel expense for 1994, 1993 and 1992 primarily resulted from changes in the average cost of fuel consumed, changes in the mix of fuel sources of electric energy generated and changes in net generation of electric energy. Fuel mix is determined primarily by system load, the costs of fuel consumed and the availability of nuclear generating units. The cost of fuel consumed, net generation of electric energy and fuel sources of kilowatthour generation were as follows:

                                                          1994    1993    1992
                                                         ------  ------  ------
   Cost of fuel consumed (per million Btu):
     Nuclear...........................................   $0.53   $0.52   $0.52
     Coal..............................................   $2.31   $2.89   $2.96
     Oil...............................................   $2.89   $3.03   $3.02
     Natural gas.......................................   $2.27   $2.70   $2.36
     Average all fuels.................................   $1.08   $1.15   $0.97
   Net generation of electric energy (millions of kilo-
    watthours).........................................  90,243  94,266  79,889
   Fuel sources of kilowatthour generation:
     Nuclear...........................................      71%     75%     83%
     Coal..............................................      25      23      15
     Oil...............................................       1       1       1
     Natural gas.......................................       3       1       1
                                                         ------  ------  ------
                                                            100%    100%    100%
                                                         ======  ======  ======

  In February 1992, a $46 million court-ordered refund from the DOE relating to spent nuclear fuel disposal costs was refunded to ComEd's ratepayers through the fuel adjustment clause.

  Under the Energy Policy Act of 1992, investor-owned electric utilities that have purchased enrichment services from the DOE are being assessed amounts to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. ComEd's portion of such assessments is estimated to be approximately $15 million per year (to be adjusted annually for inflation). The Act provides that such assessments are to be treated as a cost of fuel. See Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs" for information related to the accounting for such costs.

  Fuel Supply. Compared to other utilities, ComEd has relatively low average fuel costs. This results from ComEd's reliance predominantly on lower cost nuclear generation. ComEd's coal costs, however, are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has significant purchase commitments under its contracts. In addition, as of December 31, 1994, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $498 million. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. For additional information concerning ComEd's coal purchase commitments, fuel reconciliation proceedings and coal reserves, see "Liquidity and Capital Resources" above and Notes 1, 2 and 19 of Notes to Financial Statements.

  Purchased Power. Amounts of purchased power are primarily affected by system load, the availability of ComEd and the Indiana Company's generating units and the availability and cost of power from other utilities.

  The number and average cost of kilowatthours purchased were as follows:

                                                             1994   1993  1992
                                                             -----  ----  -----
   Kilowatthours (millions)................................. 2,068   644  2,555
   Cost per kilowatthour....................................  2.86c 1.91c  1.78c

  Deferred Under or Overrecovered Energy Costs--Net. Operating expenses for the years 1994, 1993 and 1992 reflect the net change in under or overrecovered allowable energy costs under ComEd's fuel adjustment clause. See "Fuel Costs" and "Fuel Supply" above and Note 1 of Notes to Financial Statements under "Deferred Unrecovered Energy Costs."

  Operation and Maintenance Expenses. Total operation and maintenance expenses increased 3% during 1994, decreased 4% during 1993 and increased 9% during 1992. The increase in 1994 primarily reflects an increase in operation and maintenance expenses associated with pension benefit costs, incentive compensation programs, nuclear and fossil generating stations, certain other employee benefits, and certain administrative and general costs, partially offset by lower expenses associated with transmission and distribution facilities. The decrease in 1993 primarily reflects a decrease in operation and maintenance expenses associated with nuclear and fossil generating stations, lower costs of pension benefits and customer-related activities, a decrease in the number of employees and lower research costs, partially offset by higher costs of postretirement health care benefits and the cost related to the 1993 special incentive plan for employees. The increase in 1992 primarily reflects an increase in operation and maintenance expenses associated with nuclear generating stations, higher costs of pension and postretirement health care benefits and an increased number of employees. Wage increases, the effects of which are reflected in the increases and decreases discussed below, have increased operation and maintenance expenses during 1994 and 1992. Wages in 1993 were not increased over 1992 levels. Operation and maintenance expenses in 1994 include approximately $20 million for wage increases. The effects of inflation have increased operation and maintenance costs during the periods and are also reflected in the increases and decreases discussed below.

  The cost of pension benefits (net of amounts charged to construction) increased $29 million in 1994, decreased $16 million in 1993 and increased $21 million in 1992. The increase in pension benefits in 1994 reflects $34 million related to employees who elected in 1994 to take early retirements under a 1994 early retirement program. It is estimated that, in total, the program will result in the recognition of approximately $35 million of pension cost (see "Liquidity and Capital Resources," subcaption "Financial Condition" above for additional information). The 1992 pension increase reflects the effect of ComEd's workforce reduction program in which a charge to income of $26 million was recorded in 1992. See Note 12 of Notes to Financial Statements for additional information. Additional costs associated with ComEd's management workforce reduction program of approximately $11 million were recorded in 1992, which adversely impacted operation and maintenance expenses for 1992. The cost of postretirement health care benefits (net of amounts charged to construction) increased $14 million and $29 million in 1993 and 1992, respectively. The $14 million increase in 1993 reflects an increase in the cost of postretirement health care benefits of $17 million as a result of adopting on January 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions (see Note 13 of Notes to Financial Statements for additional information). Certain other employee benefits increased $4 million in 1994, primarily due to an increase in medical costs for active employees.

  Operation and maintenance expenses associated with the nuclear generating stations increased $9 million in 1994, decreased $74 million in 1993 and increased $105 million in 1992. The increase at the nuclear stations in 1994 is due to activities undertaken during increased scheduled and non-scheduled outages. The decrease at the nuclear generating stations in 1993 includes the effects of ComEd's cost reduction efforts. Future operation and maintenance expenses associated with nuclear generating stations may be significantly affected by regulatory, operational and other requirements. See "Nuclear Matters" under "Regulation" above. Operation and maintenance expenses associated with the fossil generating stations increased $4 million and decreased $13 million for 1994 and 1993, respectively. The increase in 1994 reflects, in part, activities undertaken during a greater number of scheduled overhauls. The decrease in 1993 includes the effects of ComEd's cost reduction efforts. Research costs also decreased $10 million in 1993 due to the cost reduction efforts.

  Operation and maintenance expenses associated with ComEd's transmission and distribution system decreased $18 million in 1994. The decrease in 1994 reflects the effects of ComEd's cost containment efforts. Costs of customer-related activities decreased $13 million in 1993.

  Operation and maintenance expenses in 1994 reflect a $50 million cost for employee incentive compensation plans related to the achievement of certain financial performance, cost containment and operating performance goals. Operation and maintenance expenses in 1993 reflect a $36 million special incentive plan cost for employees related to a sharing of operation and maintenance savings below 1993 budgeted levels.

  Certain administrative and general costs increased an additional $12 million in 1994 primarily due to increases in the provisions for injuries and damages and obsolete materials.

  In 1993, a provision of $5 million was recorded to reflect the low end of the range of ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. In 1991, a provision of $25 million was recorded which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. See Note 19 of Notes to Financial Statements for additional information concerning cleanup costs of remediation sites and former MGP sites.

  Depreciation. Depreciation expense increased in 1994 and 1993 as a result of additions to plant in service. Depreciation expense increased in 1992 as a result of reflecting in expense a full year's effect of increased decommissioning costs allowed by the 1991 ICC rate order, which became effective March 20, 1991. See Note 1 of Notes to Financial Statements for information concerning depreciation rates and decommissioning costs.

  Interest on Debt. Changes in interest on long-term debt and notes payable for the years 1994, 1993 and 1992 were due to changes in average interest rates and in the amounts of long-term debt and notes payable outstanding. Changes in interest on long-term debt also reflected new issues of debt and the retirement and redemption of issues which were refinanced at generally lower rates of interest. The average amounts of long-term debt and notes payable outstanding and average interest rates thereon were as follows:

                                                          1994    1993    1992
                                                         ------  ------  ------
   Long-term debt outstanding:
     Average amount (millions).......................... $7,934  $8,105  $7,700
     Average interest rate..............................   7.83%   8.03%   8.58%
   Notes payable outstanding:
     Average amount (millions).......................... $    9  $    6  $   17
     Average interest rate..............................   6.48%   5.83%   4.43%

  Deferred Carrying Charges. In the Remand Order, the ICC provided that, for ratemaking purposes, deferred carrying charges on the reasonable and "used and useful" plant costs of the Units for the period April 1, 1989 until approximately March 20, 1991, the date under the Remand Order that the Units were reflected in rates, could be deferred and amortized. Approximately $438 million of such costs was capitalized as a regulatory asset in October 1993 and resulted in an increase to net income for the year 1993 of approximately $269 million or $1.26 per common share. Amortization of deferred carrying charges for the years 1994 and 1993 amounted to approximately $13 million and $2 million, respectively.

  Income Taxes. In the third quarter of 1993, the President of the United States signed into law a deficit-reduction plan that included, among other things, an increase in the federal statutory corporate income tax rate from 34% to 35%, effective January 1, 1993. The recording of the effects of the increased taxes began in 1993. In addition, a net increase in the deferred income tax liability was recorded in the third quarter of 1993 which was primarily offset by regulatory assets net of regulatory liabilities, reflecting the increase in taxes recoverable in rates to settle net income tax liabilities recorded in prior years.

  Further, the effects of the elimination of a scheduled reduction in a component of the statutory Illinois income tax rate, which was to have declined to 4.4% from 4.8%, effective July 1, 1993, were recorded in the third quarter of 1993.

  In 1993, a loss for income tax purposes was recorded. Income tax overpayments resulting from such loss and other tax refunds, approximating $36 million and $187 million at December 31, 1994 and 1993, respectively, were included in receivables in the Consolidated Balance Sheets.

  See Note 14 of Notes to Financial Statements for information concerning the accounting standard adopted in January 1993 which requires an asset and liability approach for financial accounting and reporting for income taxes rather than the deferred method.

  Decommissioning. The staff of the SEC has questioned certain of the current accounting practices of the electric utility industry, including ComEd, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB has agreed to review the accounting for nuclear decommissioning costs. If current electric utility industry accounting practices for such decommissioning costs are changed: (1) annual provisions for decommissioning could increase; (2) the estimated cost for decommissioning could be recorded as a liability rather than as accumulated depreciation; and (3) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction to decommissioning expense. Unicom does not believe that such changes, if required, would have an adverse effect on results of operations due to ComEd's current and future ability to recover decommissioning costs through rates.

  Investments in Uranium-Related Properties. In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by approximately $33.8 million or $0.16 per common share.

  Other Items. The amounts of AFUDC reflect changes in the average levels of investment subject to AFUDC and changes in the average annual rates as discussed in Note 1 of Notes to Financial Statements. AFUDC does not contribute to the current cash flow of Unicom.

  ComEd's ratios of earnings to fixed charges for the years 1994, 1993 and 1992 were 1.99, 1.19 and 2.06, respectively. ComEd's ratios of earnings to fixed charges and preferred and preference stock dividend requirements for the years 1994, 1993 and 1992 were 1.73, 1.03 and 1.78, respectively.

  Business corporations in general have been adversely affected by inflation because amounts retained after the payment of all costs have been inadequate to replace, at increased costs, the productive assets consumed. Electric utilities in particular have been especially affected as a result of their capital intensive nature and regulation which limits capital recovery and prescribes installation or modification of facilities to comply with increasingly stringent safety and environmental requirements. Because the regulatory process limits the amount of depreciation expense included in ComEd's revenue allowance to the original cost of utility plant investment, the resulting cash flows are inadequate to provide for replacement of that investment in future years or preserve the purchasing power of common equity capital previously invested.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Unicom Corporation:

  We have audited the accompanying consolidated balance sheets and statements of consolidated capitalization of Unicom Corporation (an Illinois corporation) and subsidiary companies as of December 31, 1994 and 1993, and the related statements of consolidated income, retained earnings and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Unicom Corporation and subsidiary companies as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in Notes 13 and 14, effective January 1, 1993, the Company changed its method of accounting for postretirement health care benefits and income taxes, respectively.

                                          Arthur Andersen LLP

Chicago, Illinois
January 27, 1995

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

                                       1994    1993    1992       1991    1990
                                      ------- ------- -------    ------- -------
                                       (MILLIONS OF DOLLARS EXCEPT PER SHARE
                                                       DATA)
Operating revenues..................  $ 6,278 $ 5,260 $ 6,026    $ 6,276 $ 5,311
Net income..........................  $   355 $    46 $   443    $    17 $    46
Earnings per common share...........  $  1.66 $  0.22 $  2.08    $  0.08 $  0.22
Cash dividends declared per common
 share..............................  $  1.60 $  1.60 $  2.30    $  3.00 $  3.00
Total assets (at end of year).......  $23,121 $24,383 $20,993(1) $17,365 $17,889
Long-term obligations at end of year
 excluding current portion:
  Long-term debt and preference
   stock subject to mandatory
   redemption requirements..........  $ 7,745 $ 7,861 $ 7,913    $ 7,081 $ 7,341
  Accrued spent nuclear fuel dis-
   posal fee and related interest...  $   590 $   567 $   549    $   530 $   500
  Capital lease obligations.........  $   433 $   323 $   347    $   396 $   387
  Other long-term obligations.......  $ 1,754 $ 1,718 $   666    $   341 $   225

--------
(1) See Note 14 of Notes to Financial Statements for additional information.

PRICE RANGE* AND DIVIDENDS PAID PER SHARE OF COMMON STOCK

                            1994 (BY QUARTERS)          1993 (BY QUARTERS)
                        --------------------------- ---------------------------
                        FOURTH THIRD  SECOND FIRST  FOURTH THIRD  SECOND FIRST
                        ------ ------ ------ ------ ------ ------ ------ ------
Price range:
  High................. 24 3/4 24 7/8  26    28 3/4 30 5/8 31 5/8 29 7/8 28 1/4
  Low.................. 20 5/8 21 1/4  22    25 1/8 27 3/8 27 3/8 25 5/8 22 7/8
Cash dividends paid.... 40c    40c     40c   40c    40c    40c    40c    40c

* As reported as NYSE Composite Transactions for Unicom on and after September 1, 1994 and for ComEd prior to that date.
--------

  Unicom's common stock is traded on the New York, Chicago and Pacific stock exchanges, with the ticker symbol UCM. At December 31, 1994, there were approximately 182,000 holders of record of Unicom's common stock.

1994 REVENUES AND SALES

                           ELECTRIC
                           OPERATING   INCREASE/  KILOWATTHOUR INCREASE/
                          REVENUES(1)  (DECREASE)    SALES     (DECREASE)           INCREASE
                          (THOUSANDS)  OVER 1993   (MILLIONS)  OVER 1993  CUSTOMERS OVER 1993
                          -----------  ---------- ------------ ---------- --------- ---------
Residential.............  $2,273,763      (2.9)%     21,376        2.7 %  3,047,354    1.3%
Small commercial and
 industrial.............   1,917,084      (2.3)%     24,320        3.7 %    286,793    1.1%
Large commercial and
 industrial.............   1,381,251      (3.9)%     23,450        2.3 %      1,528    1.7%
Public authorities......     452,512      (4.5)%      6,885        2.1 %     12,059    0.3%
Electric railroads......      26,179      (5.1)%        397       (1.8)%          2     --
                          ----------                 ------               ---------
Ultimate consumers--
total...................  $6,050,789      (3.1)%     76,428        2.8 %  3,347,736    1.2%
Provisions for revenue
 refunds--ultimate
 consumers..............     (15,909)                   --                      --
                          ----------                 ------               ---------
Ultimate consumers--net.  $6,034,880                 76,428               3,347,736
Sales for resale........     187,147                  8,743                      18
Other revenues..........      55,494                    --                      --
                          ----------                 ------               ---------
                          $6,277,521      19.3 %     85,171       (3.0)%  3,347,754    1.2%
                          ==========                 ======               =========

--------
(1) See Note 2 of Notes to Financial Statements and the Statements of Consolidated Income for information related to revenue refunds.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                   STATEMENTS OF CONSOLIDATED INCOME (NOTE 1)

  The following Statements of Consolidated Income for the years 1994, 1993 and 1992 reflect the results of past operations and are not intended as any representation as to results of operations for any future period. Future operations will necessarily be affected by various and diverse factors and developments, including changes in electric rates, population, business activity, taxes, environmental control, energy use, fuel supply, cost of labor, fuel and purchased power and other matters, the nature and effect of which cannot now be determined.

                                                1994        1993        1992
                                             ----------  ----------  ----------
                                              (THOUSANDS EXCEPT PER SHARE DATA)
Operating Revenues (Notes 2 and 3):
  Operating revenues.......................  $6,293,430  $6,547,205  $6,044,693
  Provisions for revenue refunds...........     (15,909) (1,286,765)    (18,372)
                                             ----------  ----------  ----------
                                             $6,277,521  $5,260,440  $6,026,321
                                             ----------  ----------  ----------
Operating Expenses and Taxes:
  Fuel (Notes 1, 2, 10 and 19).............  $1,049,853  $1,170,935  $  841,321
  Purchased power..........................      59,123      12,303      45,579
  Deferred (under)/overrecovered energy
   costs--net (Note 1).....................       1,940      (1,757)    (30,254)
  Operation................................   1,533,335   1,457,689   1,529,849
  Maintenance..............................     561,320     581,714     587,778
  Depreciation (Note 1)....................     887,466     862,766     836,129
  Recovery of regulatory assets............      15,453       5,235       3,330
  Taxes (except income) (Note 15)..........     787,852     701,913     743,909
  Income taxes (Notes 1 and 14)--
    Current--Federal.......................     156,429     (19,930)    139,857
    --State................................       1,913      (7,623)     21,531
    Deferred--Federal--net.................     103,385      88,052      97,066
    --State--net...........................      65,017      34,752      45,829
  Investment tax credits deferred--net
   (Notes 1 and 14)........................     (28,757)    (29,424)    (32,506)
                                             ----------  ----------  ----------
                                             $5,194,329  $4,856,625  $4,829,418
                                             ----------  ----------  ----------
Operating Income...........................  $1,083,192  $  403,815  $1,196,903
                                             ----------  ----------  ----------
Other Income and (Deductions):
  Interest on long-term debt...............  $ (621,225) $ (651,181) $ (660,429)
  Interest on notes payable................        (557)       (334)       (775)
  Allowance for funds used during construc-
   tion (Note 1)--
    Borrowed funds.........................      18,912      16,930      17,213
    Equity funds...........................      22,628      20,618      19,960
  Income taxes applicable to nonoperating
   activities (Notes 1 and 14).............      27,074      29,913       6,275
  Income tax reduction for disallowed plant
   costs...................................         --          792         --
  Deferred carrying charges (Note 2).......         --      438,183         --
  Interest and other costs for 1993 Settle-
   ments (Note 2)..........................     (21,464)    (98,674)        --
  Provision for dividends on preferred and
   preference stocks of
   Commonwealth Edison Company.............     (64,927)    (66,052)    (70,539)
  Miscellaneous--net (Note 17).............     (88,699)    (57,360)    (65,166)
                                             ----------  ----------  ----------
                                             $ (728,258) $ (367,165) $ (753,461)
                                             ----------  ----------  ----------
Net Income Before Cumulative Effect of
 Change In Accounting for Income Taxes.....  $  354,934  $   36,650  $  443,442
Cumulative Effect of Change In Accounting
 for Income Taxes..........................         --        9,738         --
                                             ----------  ----------  ----------
Net Income.................................  $  354,934  $   46,388  $  443,442
                                             ==========  ==========  ==========
Average Number of Common Shares Outstand-
 ing.......................................     214,031     213,508     212,929
Earnings Per Common Share Before Cumulative
 Effect of Change In Accounting for Income
 Taxes.....................................  $     1.66  $     0.17  $     2.08
Cumulative Effect of Change In Accounting
 for Income Taxes..........................         --         0.05         --
                                             ----------  ----------  ----------
Earnings Per Common Share..................  $     1.66  $     0.22  $     2.08
                                             ==========  ==========  ==========
Cash Dividends Declared Per Common Share...  $     1.60  $     1.60  $     2.30

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                           DECEMBER 31,
                                                      ------------------------
                       ASSETS                            1994         1993
                       ------                         -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Utility Plant (Notes 1, 3, 8, 16 and 18):
  Plant and equipment, at original cost (includes
   construction work in progress of $1,043 million
   and $1,040 million, respectively)................. $26,257,665  $25,581,003
  Less--Accumulated provision for depreciation.......   9,623,756    8,790,519
                                                      -----------  -----------
                                                      $16,633,909  $16,790,484
  Nuclear fuel, at amortized cost....................     689,424      662,562
                                                      -----------  -----------
                                                      $17,323,333  $17,453,046
                                                      -----------  -----------
Investments and Other Property:
  Nuclear decommissioning funds (Notes 1 and 11)..... $   880,944  $   706,841
  Subsidiary companies (Notes 1 and 17)..............     118,051      122,332
  Other, at cost (Note 17)...........................      41,292       74,371
                                                      -----------  -----------
                                                      $ 1,040,287  $   903,544
                                                      -----------  -----------
Current Assets:
  Cash............................................... $     1,927  $       743
  Temporary cash investments (Note 11)...............      75,008      247,119
  Other cash investments (Note 11)...................      19,588      641,575
  Special deposits (Note 11).........................      29,603       32,635
  Receivables (Note 1)--
    Customers........................................     463,241      427,613
    Taxes............................................      36,228      186,687
    Other............................................      67,389       66,963
    Provisions for uncollectible accounts............     (10,720)     (10,910)
  Coal and fuel oil, at average cost.................     108,872      111,752
  Materials and supplies, at average cost............     384,612      402,714
  Deferred unrecovered energy costs (Note 1).........      48,697       43,885
  Deferred income taxes related to current assets and
   liabilities (Note 14)--
    Loss carryforward................................      10,090      175,197
    Other............................................     110,267      169,477
  Prepayments and other..............................      57,050       42,190
                                                      -----------  -----------
                                                      $ 1,401,852  $ 2,537,640
                                                      -----------  -----------
Deferred Charges and Other Noncurrent Assets:
  Regulatory assets (Notes 1 and 14)................. $ 2,604,270  $ 2,698,465
  Unrecovered energy costs (Note 1)..................     643,438      680,243
  Other..............................................     108,308      109,949
                                                      -----------  -----------
                                                      $ 3,356,016  $ 3,488,657
                                                      -----------  -----------
                                                      $23,121,488  $24,382,887
                                                      ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                      CONSOLIDATED BALANCE SHEETS (NOTE 1)

                                                             DECEMBER 31,
                                                        -----------------------
            CAPITALIZATION AND LIABILITIES                 1994        1993
            ------------------------------              ----------- -----------
                                                        (THOUSANDS OF DOLLARS)
Capitalization (see accompanying statements):
  Common stock equity.................................. $ 5,448,127 $ 5,421,893
  Preferred and preference stocks of Commonwealth
  Edison Company--
    Without mandatory redemption requirements..........     508,147     441,445
    Subject to mandatory redemption requirements.......     292,163     309,964
  Long-term debt of subsidiary companies...............   7,453,206   7,550,762
                                                        ----------- -----------
                                                        $13,701,643 $13,724,064
                                                        ----------- -----------
Current Liabilities:
  Notes payable--bank loans (Note 9)................... $     7,150 $     5,950
  Current portion of long-term debt, redeemable prefer-
   ence stock and capitalized lease obligations of
   subsidiary companies (Note 11)......................     560,545     630,260
  Accounts payable.....................................     350,958     444,080
  Accrued interest.....................................     182,745     186,825
  Accrued taxes........................................     206,973     132,362
  Dividends payable....................................     102,647     101,047
  Estimated revenue refunds and related interest
  (Note 2).............................................         --    1,166,308
  Customer deposits....................................      44,514      45,757
  Other................................................      85,845     143,519
                                                        ----------- -----------
                                                        $ 1,541,377 $ 2,856,108
                                                        ----------- -----------
Deferred Credits and Other Noncurrent Liabilities:
  Deferred income taxes (Note 14)...................... $ 4,383,347 $ 4,448,548
  Accumulated deferred investment tax credits (Notes 1
   and 14).............................................     717,752     746,508
  Accrued spent nuclear fuel disposal fee and related
   interest (Note 10)..................................     589,757     566,527
  Obligations under capital leases of subsidiary
   companies (Note 16).................................     433,184     323,175
  Regulatory liabilities (Notes 1 and 14)..............     699,426     782,338
  Other (Notes 1, 12 and 13)...........................   1,055,002     935,619
                                                        ----------- -----------
                                                        $ 7,878,468 $ 7,802,715
                                                        ----------- -----------
Commitments and Contingent Liabilities (Note 19)
                                                        $23,121,488 $24,382,887
                                                        =========== ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

               STATEMENTS OF CONSOLIDATED CAPITALIZATION (NOTE 1)

                                                             DECEMBER 31,
                                                        ------------------------
                                                           1994         1993
                                                        -----------  -----------
                                                        (THOUSANDS OF DOLLARS)
Common Stock Equity (Notes 4 and 5):
  Common stock, without par value--
   Outstanding--214,340,067 shares and 213,751,147
    shares, respectively..............................  $ 4,890,931  $ 4,876,535
  Preference stock expense of Commonwealth Edison
   Company............................................       (3,775)      (3,794)
  Retained earnings...................................      560,971      549,152
                                                        -----------  -----------
                                                        $ 5,448,127  $ 5,421,893
                                                        -----------  -----------
Preferred and Preference Stocks of Commonwealth Edison
 Company--
  Without Mandatory Redemption Requirements
   (Notes 4, 6 and 11):
    Preference stock, cumulative, without par value--
     Outstanding--13,499,549 shares and 10,499,549
      shares, respectively............................  $   504,957  $   432,320
    $1.425 convertible preferred stock, cumulative,
     without par value--
     Outstanding--100,323 shares and 286,949 shares,
      respectively....................................        3,190        9,125
    Prior preferred stock, cumulative, $100 par value
     per share--
     No shares outstanding............................          --           --
                                                        -----------  -----------
                                                        $   508,147  $   441,445
                                                        -----------  -----------
  Subject to Mandatory Redemption Requirements
   (Notes 4, 7 and 11):
    Preference stock, cumulative, without par value--
     Outstanding--3,113,205 shares and 3,290,290
      shares, respectively............................  $   309,964  $   327,653
    Current redemption requirements for preference
     stock included in current liabilities............      (17,801)     (17,689)
                                                        -----------  -----------
                                                        $   292,163  $   309,964
                                                        -----------  -----------
Long-Term Debt of Subsidiary Companies (Notes 8 and
11):
  First mortgage bonds:
    Maturing 1995 through 1999--5 1/4% to 7%..........  $   818,000  $   818,000
    Maturing 2000 through 2009--5.30% to 10 3/8%......    2,220,500    2,204,600
    Maturing 2010 through 2019--5.85% to 10 5/8%......    1,106,000    1,106,000
    Maturing 2020 through 2023--7 3/4% to 9 7/8%......    1,870,000    1,870,000
                                                        -----------  -----------
                                                        $ 6,014,500  $ 5,998,600
  Sinking fund debentures, due 1999 through 2011--
   2 3/4% to 7 5/8%...................................      112,593      120,185
  Pollution control obligations, due 2004 through
   2014--5 7/8% to 11 3/8%............................      337,200      353,200
  Other long-term debt................................    1,451,449    1,598,625
  Current maturities of long-term debt included in
   current liabilities................................     (395,554)    (446,724)
  Unamortized net debt discount and premium (Note 1)..      (66,982)     (73,124)
                                                        -----------  -----------
                                                        $ 7,453,206  $ 7,550,762
                                                        -----------  -----------
                                                        $13,701,643  $13,724,064
                                                        ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

             STATEMENTS OF CONSOLIDATED RETAINED EARNINGS (NOTE 1)

                                                      1994     1993      1992
                                                    -------- -------- ----------
                                                       (THOUSANDS OF DOLLARS)
Balance at Beginning of Year....................... $549,152 $847,186 $  893,702
Add--Net income....................................  354,934   46,388    443,442
                                                    -------- -------- ----------
                                                    $904,086 $893,574 $1,337,144
                                                    -------- -------- ----------
Deduct--
   Cash dividends declared on common stock......... $342,561 $341,683 $  489,768
   Other capital stock transactions--net...........      554    2,739        190
                                                    -------- -------- ----------
                                                    $343,115 $344,422 $  489,958
                                                    -------- -------- ----------
Balance at End of Year............................. $560,971 $549,152 $  847,186
                                                    ======== ======== ==========





   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                 STATEMENTS OF CONSOLIDATED CASH FLOWS (NOTE 1)

                                            1994         1993         1992
                                         -----------  -----------  -----------
                                               (THOUSANDS OF DOLLARS)
Cash Flow From Operating Activities:
 Net income............................. $   354,934  $    46,388  $   443,442
 Adjustments to reconcile net income to
  net cash provided by operating activ-
  ities:
   Depreciation and amortization........     929,365      911,139      874,156
   Deferred income taxes and investment
    tax credits--net....................     126,281       84,500      109,850
   Cumulative effect of change in ac-
    counting for income taxes...........         --        (9,738)         --
   Equity component of allowance for
    funds used during construction......     (22,628)     (20,618)     (19,960)
   Provisions for revenue refunds and
    related interest....................      37,548    1,354,197       73,370
   Revenue refunds and related interest.  (1,221,650)    (190,723)    (248,360)
   Recovery/(deferral) of regulatory
    assets/deferred carrying charges--
    net.................................      15,453     (432,948)       3,330
   Provisions/(payments) for liability
    for early retirement and separation
    costs--net..........................      33,580       (1,816)      27,814
   Net effect on cash flows of changes
    in:
     Receivables........................     114,215     (157,405)      70,776
     Coal and fuel oil..................       2,880      215,382     (111,333)
     Materials and supplies.............      18,102        1,834        1,990
     Accounts payable adjusted for nu-
      clear fuel lease principal pay-
      ments and early retirement and
      separation costs--net.............     116,565      278,946      315,822
     Accrued interest and taxes.........      70,531      (39,234)     (85,633)
     Other changes in certain current
      assets and liabilities............     (54,653)      (6,637)      (9,031)
   Other--net...........................     133,325      109,361      (52,433)
                                         -----------  -----------  -----------
                                         $   653,848  $ 2,142,628  $ 1,393,800
                                         -----------  -----------  -----------
Cash Flow From Investing Activities:
 Construction expenditures.............. $  (739,679) $  (842,591) $  (995,881)
 Nuclear fuel expenditures..............    (257,264)    (261,370)    (220,347)
 Equity component of allowance for
  funds used during construction........      22,628       20,618       19,960
 Contributions to nuclear
  decommissioning funds.................    (132,550)    (132,550)    (123,573)
 Investment in subsidiary companies.....         (49)         --          (268)
 Other cash investments and special de-
  posits................................     621,987     (619,349)      23,853
                                         -----------  -----------  -----------
                                         $  (484,927) $(1,835,242) $(1,296,256)
                                         -----------  -----------  -----------
Cash Flow From Financing Activities:
 Issuance of securities--
  Long-term debt........................ $   546,289  $ 1,927,296  $ 1,962,737
  Capital stock.........................      81,037       80,585       15,568
 Retirement and redemption of securi-
  ties--
  Long-term debt........................    (703,930)  (1,900,540)  (1,214,730)
  Capital stock.........................     (17,709)     (93,081)     (50,069)
 Deposits and securities held for re-
  tirement and redemption of securi-
  ties..................................       3,191      241,731     (245,028)
 Premium paid on early redemption of
  long-term debt........................      (4,564)     (78,395)     (10,809)
 Cash dividends paid on common stock....    (342,322)    (341,505)    (563,953)
 Proceeds from sale/leaseback of nu-
  clear fuel............................     306,649      204,254      190,830
 Nuclear fuel lease principal payments..    (209,689)    (245,968)    (245,877)
 Increase in short-term borrowings......       1,200          350        3,600
                                         -----------  -----------  -----------
                                         $  (339,848) $  (205,273) $  (157,731)
                                         -----------  -----------  -----------
Increase (Decrease) In Cash and Tempo-
 rary Cash Investments.................. $  (170,927) $   102,113  $   (60,187)
Cash and Temporary Cash Investments at
 Beginning of Year......................     247,862      145,749      205,936
                                         -----------  -----------  -----------
Cash and Temporary Cash Investments at
 End of Year............................ $    76,935  $   247,862  $   145,749
                                         ===========  ===========  ===========

   The accompanying Notes to Financial Statements are an integral part of the above statements.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Corporate Structure and Basis of Presentation. Unicom was incorporated in January 1994, and became the parent corporation of ComEd and Unicom Enterprises in a corporate restructuring that became effective on September 1, 1994. Previously, Unicom Enterprises was a wholly-owned subsidiary of ComEd. The restructuring was accounted for by the pooling-of-interests method. Under this method, the assets, liabilities and ownership interests of each of the companies are combined at their existing recorded amounts as of the restructuring date, and the financial statements are presented herein as if the restructuring took place as of the earliest period shown. In the restructuring, each of the 214,185,572 outstanding shares of ComEd common stock, par value $12.50 per share, was converted into one fully paid and non-assessable share of Unicom common stock, without par value. ComEd, an electric utility, is the principal subsidiary of Unicom. Unicom Enterprises is an unregulated subsidiary engaged, through Unicom Thermal, in energy service activities. Unicom Thermal will provide district cooling services to office and other buildings from central locations in the city of Chicago. Unicom Thermal expects to begin serving customers in the summer of 1995.

  The consolidated financial statements include the accounts of Unicom, ComEd, the Indiana Company and the consolidated accounts of Unicom Enterprises. All significant intercompany transactions have been eliminated. ComEd's investments in other subsidiary companies, which are not material in relation to ComEd's financial position and results of operations, are accounted for in accordance with the equity method of accounting. The preferred and preference stocks, common stock purchase warrants, first mortgage bonds and other debt obligations of ComEd and the Indiana Company were unchanged in the restructuring and remain outstanding securities and obligations of ComEd and the Indiana Company.

  Regulation. ComEd is subject to regulation as to accounting, service and ratemaking policies and practices by the ICC and FERC. ComEd's accounting policies and the accompanying consolidated financial statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process. Such effects concern mainly the time at which various items enter into the determination of net income in order to follow the principle of matching costs and revenues.

  Customer Receivables and Revenues. ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. ComEd's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately 8.2 million as of December 31, 1994, approximately 8.1 million as of December 31, 1993 and approximately 8.2 million as of December 31, 1992. It includes the city of Chicago, an area of about 225 square miles with an estimated population of three million from which ComEd derived approximately one-third of its ultimate consumer revenues in 1994. ComEd had approximately 3.3 million electric customers at December 31, 1994.

  Depreciation and Decommissioning. Depreciation is provided on the straight-line basis by amortizing the cost of depreciable plant and equipment over estimated composite service lives. The 1991 ICC rate order directed ComEd to depreciate non-nuclear plant and equipment at annual rates developed for each class of plant based on their composite service lives (unchanged by the Rate Order). Provisions for depreciation were at average annual rates of 3.13%, 3.12% and 3.12% of average depreciable utility plant and equipment for the years 1994, 1993 and 1992, respectively. The annual rate for nuclear plant and equipment is 2.88%, which excludes separately collected decommissioning costs.

  Nuclear plant decommissioning costs are accrued over the expected service lives of the related nuclear generating units. The accrual is based on an annual levelized cost of the unrecovered portion of

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES estimated decommissioning costs which are escalated for expected inflation to the expected time of decommissioning and are net of expected earnings on the trust funds. See "Decommissioning" under "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Results of Operations," for a discussion of questions raised by the staff of the SEC and a FASB review regarding the electric utility industry method of accounting for decommissioning costs. Dismantling is expected to occur relatively soon after the end of the useful life of each related generating station. The accrual for decommissioning is based on the prompt removal method authorized by the NRC guidelines. ComEd's twelve operating units have estimated remaining service lives ranging from 11 to 33 years. ComEd's first nuclear unit, Dresden Unit 1, is retired and will be dismantled upon the retirement of the remaining units at that station, which is consistent with the regulatory treatment for the related decommissioning costs.

  Based on ComEd's most recent study, decommissioning costs, including the cost of decontamination and dismantling but excluding a contingency allowance, are estimated to aggregate $3.5 billion in current-year (1995) dollars. ComEd estimates that it will expend approximately $15 billion, excluding any contingency allowance, for decommissioning costs primarily during the period from 2007 to 2032. Such costs are expected to be funded by the external decommissioning trust funds which ComEd established in compliance with Illinois law and into which ComEd has been making annual contributions. Contingency allowances used in decommissioning cost estimates provide for currently unforeseeable costs that are likely to occur after decommissioning begins and generally range from 20% to 25% of the identifiable costs. Future decommissioning cost estimates may be significantly affected by the adoption of or changes to NRC regulations.

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. In the Rate Order, the ICC determined that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. However, the Rate Order establishes a rider which will allow annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates become identifiable. Under Illinois law, decommissioning cost collections are required to be deposited in external trust funds; and, consequently, such collections do not add to the cash flows available for general corporate purposes.

  As a result of the Rate Order, beginning January 14, 1995, the effective date of the order, ComEd will collect and accrue $112.7 million annually for decommissioning costs. The assumptions used to calculate the $112.7 million decommissioning cost accrual include: the decommissioning cost estimate of $3.5 billion in current-year (1995) dollars, after-tax earnings on the tax-qualified and nontax-qualified decommissioning funds of 7.30% and 6.26%, respectively, as well as an escalation rate for future decommissioning costs of 5.3%. The annual accrual of $112.7 million provided over the lives of the nuclear plants, coupled with the expected fund earnings and amounts previously recovered in rates, is expected to aggregate approximately $15 billion.

  For the twelve operating nuclear units, decommissioning costs are recorded as portions of depreciation expense and accumulated provision for depreciation on the Statements of Consolidated Income and the Consolidated Balance Sheets, respectively. As of December 31, 1994, the total decommissioning costs included in the accumulated provision for depreciation were approximately $988 million. For ComEd's retired nuclear unit, Dresden Unit 1, the total estimated liability at December 31, 1994 in current-year (1995) dollars of approximately $235 million was recorded on the Consolidated

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

Balance Sheets as a noncurrent liability and the unrecovered portion of the liability of approximately $141 million was recorded as a regulatory asset.

  Illinois law requires ComEd to establish external trusts to hold decommissioning funds, and the ICC has approved ComEd's funding plan which provides for annual contributions of current accruals and ratable contributions of past accruals over the remaining service lives of the nuclear plants. At December 31, 1994, the past accruals that are required to be contributed to the external trusts aggregate $201 million. The fair value of funds accumulated in the external trusts at December 31, 1994 was approximately $881 million which includes pre-tax unrealized appreciation of $4 million. The earnings on the external trusts accumulate in the fund balance and in the accumulated provision for depreciation. Such earnings on the external trust funds for the years 1994, 1993 and 1992, which have been recorded as a component of depreciation expense on the Statements of Consolidated Income, were $37,519,000, $40,828,000 and $32,443,000, respectively.

  Amortization of Nuclear Fuel. The cost of nuclear fuel is amortized to fuel expense based on the quantity of heat produced using the unit of production method. As authorized by the ICC, provisions for spent nuclear fuel disposal costs have been recorded at a level required to recover the fee payable on current nuclear-generated and sold electricity and the current interest accrual on the one-time fee payable to the DOE for nuclear generation prior to April 7, 1983. The one-time fee and interest thereon have been recovered and the current fee and current interest on the one-time fee are currently being recovered through the fuel adjustment clause. See Note 10 for further information concerning the disposal of spent nuclear fuel, the one-time fee and the current interest accrual on the one-time fee. Nuclear fuel expenses, including leased fuel costs and provisions for spent nuclear fuel disposal costs, for the years 1994, 1993 and 1992 were $358,027,000, $385,894,000 and $366,821,000, respectively.

  Income Taxes. Deferred income taxes are provided for income and expense items recognized for financial accounting purposes in periods that differ from those for income tax purposes. Income taxes deferred in prior years are charged or credited to income as the book/tax timing differences reverse. Prior years' deferred investment tax credits are amortized through credits to income generally over the lives of the related property. Income tax credits resulting from interest charges applicable to nonoperating activities, principally construction, are classified as other income.

  For additional information relating to income taxes, including information related to the adoption in January 1993 of SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach to accounting for income taxes, see Note 14. In addition, see "Income Taxes" under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  AFUDC. In accordance with the uniform systems of accounts prescribed by regulatory authorities, ComEd capitalizes AFUDC, compounded semiannually, which represents the estimated cost of funds used to finance its construction program. The equity component of AFUDC is recorded on an after-tax basis and the borrowed funds component of AFUDC is recorded on a pre-tax basis. The average annual capitalization rates for the years 1994, 1993 and 1992 were 9.85%, 10.05% and 10.31%, respectively. AFUDC does not contribute to the current cash flow of Unicom or ComEd. For additional information regarding AFUDC, see Note 14.

  Interest. Total interest costs incurred on debt, leases and other obligations for the years 1994, 1993 and 1992 were $729,765,000, $778,653,000 and
$777,122,000, respectively.

  Debt Discount, Premium and Expense. Discount, premium and expense on long-term debt of subsidiary companies are being amortized over the lives of the respective issues.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Loss on Reacquired Debt. Consistent with regulatory treatment, the net loss from ComEd's reacquisition of first mortgage bonds, sinking fund debentures and pollution control obligations prior to their scheduled maturity dates is deferred and amortized over the lives of the long-term debt issued to finance the reacquisition.

  Deferred Unrecovered Energy Costs. The uniform fuel adjustment clause adopted by the ICC provides for the recovery of changes in fossil and nuclear fuel costs and the energy portion of purchased power costs as compared to the fuel and purchased energy costs included in ComEd's base rates. As authorized by the ICC, ComEd has recorded under or overrecoveries of allowable fuel and energy costs which, under the clause, are recoverable or refundable in subsequent months. Deferred unrecovered energy costs also include amounts to be recovered through the fuel adjustment clause for assessments by the DOE to fund a portion of the cost for the decontamination and decommissioning of three nuclear enrichment facilities previously operated by the DOE. As of December 31, 1994 and 1993, an asset of approximately $191 million and $202 million, respectively, was recorded, of which the current portion of approximately $15 million has been included in current assets on the Consolidated Balance Sheets. As of December 31, 1994 and 1993, a corresponding liability of approximately $165 million and $177 million, respectively, was recorded in other noncurrent liabilities and approximately $15 million and $29 million, respectively, was recorded in other current liabilities.

  At December 31, 1994 and 1993, ComEd had unrecovered fuel costs in the form of coal reserves of approximately $498 million and $517 million, respectively. In prior years, ComEd's commitments for the purchase of coal exceeded its requirements. Rather than take all the coal it was required to take, ComEd agreed to purchase the coal in place in the form of coal reserves. ComEd has been allowed to recover from its customers the costs of the coal reserves through its fuel adjustment clause as the coal is used for the generation of electricity. ComEd expects to recover the costs of the coal reserves by the year 2007. However, ComEd is not earning a return on the expenditures for coal reserves prior to the coal reserves being used for the generation of electricity by including the coal reserves in rate base. Unrecovered fuel costs expected to be recovered within one year amounting to approximately $31 million and $24 million at December 31, 1994 and 1993, respectively, have been included on the Consolidated Balance Sheets in current assets as deferred unrecovered energy costs. See Note 19 for additional information concerning ComEd's coal commitments.

  Regulatory Assets and Liabilities. Regulatory assets include the unamortized portions of certain rate case and consultant costs associated with the prudency audits of ComEd's Byron and Braidwood stations which the ICC allowed to be deferred and amortized for ratemaking purposes, consultant costs associated with the prudency audits of certain other significant plant addition audit costs which the ICC allowed to be deferred and amortized for ratemaking purposes, unamortized deferred depreciation related to Byron Unit 1 which the ICC allowed to be deferred and amortized over the remaining life of the unit, unamortized losses on ComEd's reacquired debt, unamortized deferred carrying charges associated with the Units which the ICC allowed to be deferred and amortized for ratemaking purposes, a regulatory asset for the unrecovered portion of nuclear decommissioning costs for ComEd's Dresden Unit 1 and a regulatory asset related to income taxes recorded in compliance with SFAS No. 109, which was adopted in January 1993. A regulatory liability related to income taxes was also recorded in compliance with SFAS No. 109.

  For additional information relating to deferred carrying charges, see "Deferred Carrying Charges," under the subcaption "Results of Operations," in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Certain Investments. Effective January 1, 1994, SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, was adopted. SFAS No. 115 addresses the accounting and reporting for

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES investments in equity securities that have readily determinable fair values and for all investments in debt securities. For additional information, see Note 11.

  Reclassifications. Certain prior year amounts have been reclassified to conform with current period presentation. These reclassifications had no effect on net income.

  Statements of Consolidated Cash Flows. For purposes of the Statements of Consolidated Cash Flows, temporary cash investments, generally investments maturing within three months at the time of purchase, are considered to be cash equivalents. Supplemental information required by SFAS No. 95 for the years 1994, 1993 and 1992 was as follows:

                                                     1994      1993     1992
                                                   --------  -------- --------
                                                     (THOUSANDS OF DOLLARS)
Supplemental Cash Flow Information:
  Cash paid during the year for:
    Interest (net of amount capitalized).......... $645,658  $677,682 $652,501
    Income taxes (net of refunds)................. $ (4,923) $103,014 $238,052
Supplemental Schedule of Non-Cash Investing and
 Financing Activities:
  Capital lease obligations of subsidiary
   companies incurred............................. $309,997  $215,751 $193,677

(2) SETTLEMENTS RELATING TO CERTAIN RATE MATTERS

  Under the Rate Matters Settlement, effective as of November 4, 1993, ComEd reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over an initial refund period which ended in November 1994 (to be followed by a reconciliation period of no more than five months). ComEd had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to the 1991 ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million or $0.75 per common share. The recording of the effects of the Rate Matters Settlement in October 1993 reduced 1993 net income by approximately $292 million or $1.37 per common share, in addition to the approximately $160 million effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, authorized in the Remand Order. The deferred recognition of revenues was eliminated in October 1993 at the time the provisions for revenue refunds related to the Rate Matters Settlement, which reflected those deferred revenues, were recorded.

  Under the Fuel Matters Settlement, effective as of December 2, 1993, ComEd commenced paying approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period which ended in November 1994. The recording of the effects of the Fuel Matters Settlement in October 1993 reduced 1993 net income by approximately $62 million or $0.29 per common share.

(3) OTHER RATE MATTERS

  On January 9, 1995, the ICC issued its Rate Order in the proceedings relating to ComEd's February 10, 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when such costs will be collected prospectively on an

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES individual municipality basis through a rider, and (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. See Note 1 under "Depreciation and Decommissioning" for information related to the level of decommissioning cost collections allowed in the Rate Order. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. ComEd expects the Rate Order to be appealed by the intervenors in the rate proceeding.

  In the Rate Order, the ICC determined that the Units were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base.

(4) AUTHORIZED SHARES AND VOTING RIGHTS OF CAPITAL STOCK

  At December 31, 1994, Unicom's authorized shares consisted of 400,000,000 shares of common stock. The authorized shares of ComEd preferred and preference stocks at December 31, 1994 were: preference stock--23,423,205 shares; $1.425 convertible preferred stock--100,323 shares; and prior preferred stock--850,000 shares. The preference and prior preferred stocks are issuable in series and may be issued with or without mandatory redemption requirements. Holders of outstanding Unicom shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders; and holders of outstanding ComEd shares are entitled to one vote for each share held on each matter submitted to a vote of such shareholders. All such shares have the right to cumulate votes in elections for the directors of the corporation which issued the shares.

(5) COMMON STOCK

  At December 31, 1994, shares of Unicom common stock were reserved for the following purposes:

      Long-Term Incentive Plan........................................ 4,000,000
      Employee Stock Purchase Plan.................................... 1,117,163
      Employee Savings and Investment Plan............................   480,403
                                                                       ---------
                                                                       5,597,566
                                                                       =========

  Common stock for the years 1994, 1993 and 1992 was issued as follows:

                                                          1994    1993    1992
                                                         ------- ------- -------
  Shares of Common Stock Issued--
    Employee Stock Purchase Plan........................ 305,205 268,594 374,815
    Employee Savings and Investment Plan................  85,400 153,400 235,900
    Conversion of $1.425 convertible preferred stock.... 185,041  22,375  16,221
    Conversion of warrants..............................  13,274   1,374   1,300
                                                         ------- ------- -------
                                                         588,920 445,743 628,236
                                                         ======= ======= =======
                                                         (THOUSANDS OF DOLLARS)
  Amount of Common Stock Issued......................... $14,781 $12,211 $16,122
                                                         ======= ======= =======

  At December 31, 1994 and 1993, 83,751 and 128,699 ComEd common stock purchase warrants, respectively, were outstanding. The warrants entitle the holders to convert such warrants into common stock of ComEd at a conversion rate of one share of common stock for three warrants. During 1994, 1993 and 1992, $558,000, $53,000 and $48,000 of warrants, respectively, were converted into ComEd common stock.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(6) COMED PREFERRED AND PREFERENCE STOCKS WITHOUT MANDATORY REDEMPTION REQUIREMENTS

  During 1994, 3,000,000 shares of ComEd preference stock without mandatory redemption requirements were issued and no shares of ComEd preferred or preference stocks without mandatory redemption requirements were redeemed. No shares of ComEd preferred or preference stocks without mandatory redemption requirements were issued or redeemed during 1993 or 1992. The series of ComEd preference stock without mandatory redemption requirements outstanding at December 31, 1994 are summarized as follows:

                                                                        INVOLUNTARY
                    SHARES           AGGREGATE         REDEMPTION       LIQUIDATION
      SERIES      OUTSTANDING       STATED VALUE        PRICE(A)         PRICE(A)
      ------      -----------       ------------       ----------       -----------
                                     (THOUSANDS
                                     OF DOLLARS)
      $1.90        4,249,549          $106,239          $ 25.25           $25.00
      $2.00        2,000,000            51,560          $ 26.04           $25.00
      $1.96        2,000,000            52,440          $ 27.11           $25.00
      $7.24          750,000            74,340          $101.00           $99.12
      $8.40          750,000            74,175          $101.00           $98.90
      $8.38          750,000            73,566          $100.16           $98.09
      $2.425       3,000,000            72,637          $ 25.00           $25.00
                  ----------          --------
                  13,499,549          $504,957
                  ==========          ========

--------
(a) Per share plus accrued and unpaid dividends, if any.

  The outstanding shares of ComEd's $1.425 convertible preferred stock are convertible at the option of the holders thereof, at any time, into common stock of ComEd at the rate of 1.02 shares of common stock for each share of convertible preferred stock, subject to future adjustment. The convertible preferred stock may be redeemed by ComEd at $42 per share, plus accrued and unpaid dividends, if any. The involuntary liquidation price of the $1.425 convertible preferred stock is $31.80 per share, plus accrued and unpaid dividends, if any. During 1994, 1993 and 1992, 186,626 shares, 21,942 shares and 15,911 shares, respectively, of the convertible preferred stock were converted into ComEd common stock.

(7) COMED PREFERENCE STOCK SUBJECT TO MANDATORY REDEMPTION REQUIREMENTS

  During 1994 and 1992, no shares of ComEd preference stock subject to mandatory redemption requirements were issued. During 1993, 700,000 shares of ComEd preference stock subject to mandatory redemption requirements were issued. The series of ComEd preference stock subject to mandatory redemption requirements outstanding at December 31, 1994 are summarized as follows:

                  SHARES     AGGREGATE
    SERIES      OUTSTANDING STATED VALUE            OPTIONAL REDEMPTION PRICE(A)
--------------  ----------- ------------ --------------------------------------------------
                             (THOUSANDS
                            OF DOLLARS)
$8.20              285,705    $ 28,571   $103 through October 31, 1997; and $101 thereafter
$8.40 Series B     390,000      38,737   $101
$8.85              337,500      33,750   $103 through July 31, 1998; and $101 thereafter
$9.25              750,000      75,000   $103 through July 31, 1999; and $101 thereafter
$9.00              650,000      64,431   Non-callable
$6.875             700,000      69,475   Non-callable
                 ---------    --------
                 3,113,205    $309,964
                 =========    ========

--------
(a) Per share plus accrued and unpaid dividends, if any.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The annual sinking fund requirements and sinking fund and involuntary liquidation prices per share of the outstanding series of ComEd preference stock subject to mandatory redemption requirements are summarized as follows:

                                                       SINKING
                                                         FUND       INVOLUNTARY
      SERIES         ANNUAL SINKING FUND REQUIREMENT   PRICE(A) LIQUIDATION PRICE(A)
      ---------    ----------------------------------- -------  -------------------
      $8.20         35,715 shares                       $100         $100.00
      $8.40
       Series B     30,000 shares(b)                    $100         $ 99.326
      $8.85         37,500 shares                       $100         $100.00
      $9.25         75,000 shares                       $100         $100.00
      $9.00        130,000 shares beginning in 1996(b)  $100         $ 99.125
      $6.875       (c)                                  $100         $ 99.25

--------
(a) Per share plus accrued and unpaid dividends, if any.
(b) ComEd has a non-cumulative option to increase the annual sinking fund payment on each sinking fund redemption date to retire an additional number of shares, not in excess of the sinking fund requirement, at the applicable redemption price.
(c) All shares are required to be redeemed on May 1, 2000.

  Annual remaining sinking fund requirements through 1999 on ComEd preference stock outstanding at December 31, 1994 will aggregate $17,822,000 in 1995, $30,822,000 in 1996, $30,822,000 in 1997, $30,822,000 in 1998 and $30,822,000
in 1999. During 1994, 1993 and 1992, 177,085 shares, 1,835,155 shares and
793,132 shares, respectively, of ComEd preference stock subject to mandatory redemption requirements were reacquired to meet sinking fund requirements.

  Sinking fund requirements due within one year are included in current liabilities.

  On November 1, 1992, ComEd redeemed 300,000 shares of its $2.875 Series of preference stock at the optional redemption price of $25 per share and 75,000 shares of its $11.70 Series of preference stock at the optional redemption price of $100 per share, plus accrued and unpaid dividends.

  On June 28, 1993, ComEd redeemed the remaining 170,810 shares of its $2.875 Series of preference stock and all 1,050,000 shares of its $2.375 Series of preference stock, both at the optional redemption price of $25.25 per share, plus accrued and unpaid dividends.

  On November 1, 1993, ComEd redeemed the remaining 75,000 shares of its $11.70 Series of preference stock (150,000 shares had been redeemed on August 1, 1993 at the optional redemption price of $105 per share, plus accrued and unpaid dividends). Of the remaining 75,000 shares, 37,500 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 37,500 shares were redeemed as a permitted optional sinking fund payment, both at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

  On November 1, 1993, ComEd redeemed all 210,000 shares of its $9.30 Series of preference stock, of which 70,000 shares were redeemed at the optional redemption price of $101.03 per share, plus accrued and unpaid dividends, 70,000 shares were redeemed to meet the November 1, 1993 mandatory sinking fund requirement and 70,000 shares were redeemed as a permitted optional sinking fund payment, the latter two at the sinking fund redemption price of $100 per share, plus accrued and unpaid dividends.

(8) LONG-TERM DEBT OF SUBSIDIARY COMPANIES

  Sinking fund requirements and scheduled maturities remaining through 1999 for ComEd and the Indiana Company's first mortgage bonds, sinking fund debentures and other long-term debt outstanding at December 31, 1994, after deducting sinking fund debentures reacquired for satisfaction of future sinking fund requirements, are summarized as follows: 1995--$395,554,000; 1996-- $331,429,000; 1997--$689,397,000; 1998--$350,017,000; and 1999--$152,445,000.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  At December 31, 1994, ComEd's outstanding first mortgage bonds maturing through 1999 were as follows:

                                                             PRINCIPAL AMOUNT
                  SERIES                                  ----------------------
                  ------                                  (THOUSANDS OF DOLLARS)
      6 1/8% due May 15, 1995............................        $103,000
      5 1/4% due April 1, 1996...........................          50,000
      5 3/4% due November 1, 1996........................          50,000
      5 3/4% due December 1, 1996........................          50,000
      7% due February 1, 1997............................         150,000
      5 3/8% due April 1, 1997...........................          50,000
      6 1/4% due October 1, 1997.........................          60,000
      6 1/4% due February 1, 1998........................          50,000
      6% due March 15, 1998..............................         130,000
      6 3/4% due July 1, 1998............................          50,000
      6 3/8% due October 1, 1998.........................          75,000
                                                                 --------
                                                                 $818,000
                                                                 ========

  Other ComEd long-term debt outstanding at December 31, 1994 is summarized as follows:

    DEBT                             PRINCIPAL
  SECURITY                            AMOUNT               INTEREST RATE PROVISIONS
------------                        ----------   --------------------------------------------
                                    (THOUSANDS
                                        OF
                                     DOLLARS)
Notes:
 Medium Term Notes, Series 1N
  due various dates through
  April 1, 1998                     $   73,500   Interest rates ranging from 9.27% to 9.65%
 Medium Term Notes, Series 2N
  due various dates through
  July 1, 1996                          24,000   Interest rates ranging from 9.79% to 9.874%
 Medium Term Notes, Series 3N
  due various dates through
October 15, 2004                       322,250   Interest rates ranging from 8.92% to 9.20%
 Medium Term Notes, Series 4N
  due various dates through
  May 15, 1997                          46,000   Interest rates ranging from 8.11% to 8.875%
 Notes due July 15, 1995               100,000   Fixed interest rate of 5.50%
 Notes due February 15, 1997           150,000   Fixed interest rate of 7.00%
 Notes due July 15, 1997               100,000   Fixed interest rate of 6.50%
 Notes due October 15, 2005            235,000   Fixed interest rate of 6.40%
                                    ----------
                                    $1,050,750
                                    ----------
Long-Term Notes Payable to Banks:
 Notes due July 31, 1995            $  150,000   Prevailing interest rates averaging 6.28125%
                                                  at December 31, 1994
 Note due January 9, 1996              100,000   Prevailing interest rate of 6.6875%
                                                  at December 31, 1994
 Note due June 1, 1997                 150,000   Prevailing interest rate of 5.675%
                                                  at December 31, 1994
                                    ----------
                                    $  400,000
                                    ----------
Purchase Contract Obligations:
 Woodstock due January 2, 1997      $      186   Fixed interest rate of 4.50%
 Hinsdale due April 30, 2005               513   Fixed interest rate of 3.00%
                                    ----------
                                    $      699
                                    ----------
                                    $1,451,449
                                    ==========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Long-term debt maturing within one year has been included in current liabilities.

  ComEd's outstanding first mortgage bonds are secured by a lien on substantially all property and franchises, other than expressly excepted property, owned by ComEd.

  In December 1994, ComEd placed in escrow with a trustee sufficient funds to redeem on March 1, 1995 all of the 10 3/8% Pollution Control Revenue Bonds, Series 1985 and the 10 5/8% Pollution Control Revenue Bonds, Series 1985 previously issued on its behalf by the Illinois Development Finance Authority, effecting the extinguishment of such bonds. At December 31, 1994, $141 million outstanding principal amount of such bonds was not reflected on the Consolidated Balance Sheets.

(9) LINES OF CREDIT

  ComEd had total bank lines of credit of approximately $922 million and unused bank lines of credit of approximately $915 million at December 31, 1994. Of that amount, $915 million (of which $175 million expires on October 2, 1995, $72 million expires in equal quarterly installments commencing on December 31, 1996 and ending on September 30, 1998 and $668 million expires in equal quarterly installments commencing on December 31, 1997 and ending on September 30, 1999) may be borrowed on secured or unsecured notes of ComEd at various interest rates. The interest rate is set at the time of a borrowing and is based on several floating rate bank indices plus a spread which is dependent upon ComEd's credit ratings, or on a prime interest rate. Amounts under the remaining lines of credit may be borrowed at prevailing prime interest rates on unsecured notes of ComEd. Collateral, if required for the borrowings, would consist of first mortgage bonds issued under and in accordance with the provisions of ComEd's mortgage. ComEd is obligated to pay commitment fees with respect to $915 million of such lines of credit.

  Unicom Enterprises has a $200 million credit facility which will expire in 1997 of which the entire amount was unused as of December 31, 1994. The credit facility can be used by Unicom Enterprises to finance investments in nonregulated energy-related businesses and projects, including Unicom Thermal, and for general corporate purposes. The credit facility is guaranteed by Unicom and includes certain covenants with respect to Unicom's and Unicom Enterprises' operations. Such covenants include, among other things, (i) a requirement that Unicom and its consolidated subsidiaries maintain a tangible net worth at least $10 million over that of ComEd and its consolidated subsidiaries, (ii) a requirement that Unicom's consolidated debt to consolidated capitalization not exceed 0.65 to 1, (iii) restrictions on the indebtedness for borrowed money that Unicom (excluding ComEd) and Unicom Enterprises may incur, and (iv) a requirement that Unicom own 100% of the outstanding stock of Unicom Enterprises and at least 80% of the outstanding stock of ComEd; and provide that Unicom may not declare or pay dividends during the continuance of an event of default. Interest rates for borrowings under the credit facility would be set at the time of a borrowing and would be based on either a prime interest rate or a floating rate bank index plus a spread which will vary with the credit rating of ComEd's outstanding first mortgage bonds.

(10) DISPOSAL OF SPENT NUCLEAR FUEL

  Under the Nuclear Waste Policy Act of 1982, the DOE is responsible for the selection and development of repositories for, and the disposal of, spent nuclear fuel and high-level radioactive waste. ComEd, as required by that Act, has signed a contract with the DOE to provide for the disposal of spent nuclear fuel and high-level radioactive waste from ComEd's nuclear generating stations beginning not later than January 1998. The contract with the DOE requires ComEd to pay the DOE a one-time fee applicable to nuclear generation through April 6, 1983 of approximately $277 million, with interest to date

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES of payment, and a fee payable quarterly equal to one mill per kilowatthour of nuclear-generated and sold electricity after April 6, 1983. ComEd has elected to pay the one-time fee, with interest, just prior to the first scheduled delivery of spent nuclear fuel to the DOE, which is scheduled to occur not later than January 1998; however, this delivery schedule is expected to be delayed significantly. The liability for the one-time fee and the related interest is reflected in the Consolidated Balance Sheets.

(11) FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of financial instruments either held or issued and outstanding. The disclosure of such information does not purport to be a market valuation of Unicom and subsidiary companies as a whole. The impact of any realized or unrealized gains or losses related to such financial instruments on the financial position or results of operations of Unicom and subsidiary companies is primarily dependent on the treatment authorized under future ComEd ratemaking proceedings.

  Investments. Securities included in nuclear decommissioning funds have been classified and accounted for as "available for sale" securities. The estimated fair value of the nuclear decommissioning funds, as determined by the trustee, is based on published market data. The net earnings of the nuclear decommissioning funds, which are recorded as increases to the accumulated provision for depreciation (only the realized portion prior to January 1, 1994), for the years 1994, 1993 and 1992 were as follows:

                                                 1994       1993       1992
                                               ---------  ---------  ---------
                                                  (THOUSANDS OF DOLLARS)
Gross proceeds from sales of securities....... $ 811,368  $ 388,684  $ 342,854
Less cost based on specific identification....  (811,997)  (377,734)  (335,105)
                                               ---------  ---------  ---------
Realized gains (losses) on sales of securi-
 ties......................................... $    (629) $  10,950  $   7,749
Other realized fund earnings net of expenses..    38,148     29,878     24,694
                                               ---------  ---------  ---------
Total realized net earnings of the funds...... $  37,519  $  40,828  $  32,443
Unrealized gains (losses).....................   (57,948)    30,969      8,592
                                               ---------  ---------  ---------
 Total net earnings (losses) of the funds..... $ (20,429) $  71,797  $  41,035
                                               =========  =========  =========

  Financial instruments included in investments and other property, subcaption other, at a cost of approximately $5 million and $4 million at December 31, 1994 and 1993, respectively, are not material in relation to other financial instruments of Unicom and subsidiary companies; therefore, an estimate of the fair value of these instruments has not been made.

  Current Assets. Cash, temporary cash investments and other cash investments, which include U.S. Government Obligations and other short-term marketable securities, and special deposits, which primarily includes cash deposited for the redemption, refund or discharge of debt securities, are stated at cost, which approximates their fair value because of the short maturity of these instruments. The securities included in these categories have been classified as "available for sale" securities.

  Capitalization. The estimated fair values of ComEd preferred and preference stocks (without and subject to mandatory redemption requirements) and long-term debt of subsidiary companies, including the current portions thereof, have been obtained from an independent consultant. Estimated fair values exclude accrued interest and preferred and preference stock dividends. Long-term notes payable to banks in the amounts of $400 million and $250 million at December 31, 1994 and 1993, respectively, for which interest is paid at prevailing rates, are included in the consolidated financial statements at cost, which approximates their fair value. Purchase contract obligations included in long-term debt at a cost of approximately $1 million at December 31, 1994 and 1993, are not material in relation to other financial

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES instruments of Unicom and subsidiary companies; therefore, an estimate of the fair value of these instruments has not been made.

  Current Liabilities. The carrying value of notes payable, which consists of bank loans maturing within one year, approximates the fair value because of the short maturity of these instruments. See "Capitalization" above for a discussion of the fair value of the current portion of long-term debt and redeemable preference stock.

  Other Noncurrent Liabilities. The carrying value of accrued spent nuclear fuel disposal fee and related interest represents the settlement value as of December 31, 1994 and 1993; therefore, the carrying value is equal to the fair value.

  Estimated Fair Values of Financial Instruments. The estimated fair values of financial instruments other than those instruments reflected in the consolidated financial statements at cost which approximates fair value, as of December 31, 1994 and 1993, were as follows:

                                DECEMBER 31, 1994                 DECEMBER 31, 1993
                         --------------------------------- --------------------------------
                                    UNREALIZED
                                      GAINS                           UNREALIZED
                         COST BASIS  (LOSSES)   FAIR VALUE COST BASIS   GAINS    FAIR VALUE
                         ---------- ----------  ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Nuclear Decommissioning
 Funds:
  Short-term
   investments.......... $   65,203 $     106   $   65,309 $   22,030  $      4  $   22,034
  U.S. Government and
   Agency issues........     94,450      (562)      93,888     25,113        14      25,127
  Municipal bonds.......    478,074    (7,301)     470,773    598,559    49,851     648,410
  Common stock..........    220,395     9,069      229,464     48,282    10,974      59,256
  Other.................     18,788     2,722       21,510     12,857     1,139      13,996
                         ---------- ---------   ---------- ----------  --------  ----------
                         $  876,910 $   4,034   $  880,944 $  706,841  $ 61,982  $  768,823
                         ========== =========   ========== ==========  ========  ==========
                                DECEMBER 31, 1994                 DECEMBER 31, 1993
                         --------------------------------- --------------------------------
                          CARRYING  UNREALIZED              CARRYING  UNREALIZED
                           VALUE     (GAINS)    FAIR VALUE   VALUE      LOSSES   FAIR VALUE
                         ---------- ----------  ---------- ---------- ---------- ----------
                                              (THOUSANDS OF DOLLARS)
Capitalization
 (including current
 portion):
  Preferred and
   preference stocks of
   Commonwealth Edison
   Company.............. $  818,111 $ (64,443)  $  753,668 $  769,098  $  7,015  $  776,113
  Long-term debt of
   subsidiary companies. $7,448,236 $(450,429)  $6,997,807 $7,746,734  $412,241  $8,158,975

  At December 31, 1994, the debt securities held by the nuclear decommissioning funds had the following maturities:

                                                                 COST     FAIR
                                                                BASIS    VALUE
                                                               -------- --------
                                                                 (THOUSANDS OF
                                                                   DOLLARS)
      Within 1 year........................................... $ 65,203 $ 65,309
      1 through 5 years.......................................   57,463   56,949
      5 through 10 years......................................  211,690  211,645
      Over 10 years...........................................  299,816  292,379

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(12) PENSION BENEFITS

  ComEd and the Indiana Company have non-contributory defined benefit pension plans which cover all regular employees. Benefits under these plans reflect each employee's compensation, years of service and age at retirement. Funding is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended. Actuarial valuations were determined as of January 1, 1994 and 1993.

  During 1992, ComEd and the Indiana Company implemented a workforce reduction program designed to reduce the management workforce. This program included an early retirement program and voluntary and involuntary separation plans. The early retirement program resulted in the recognition during the second half of 1992 of an additional $26 million of pension cost and an increase to the projected benefit obligation of that $26 million plus an additional $39 million of unrecognized net loss. ComEd and the Indiana Company also recognized in 1992 a charge to expense of $11 million primarily related to the cost of the separation plans. The total charge to income of $37 million in 1992 was approximately $23 million after reflecting income tax effects.

  During 1994, an early retirement program was implemented for ComEd and the Indiana Company employees eligible to retire or who would become eligible to retire after December 31, 1993 and before April 1, 1995. During 1994, 671 employees from ComEd and the Indiana Company accepted the program, resulting in the recognition of an additional $34 million of pension cost and an increase to the projected benefit obligation of that $34 million and an additional $41 million of unrecognized net loss. The charge to income after reflecting income tax effects was approximately $20 million for 1994. It is estimated that in total approximately 700 employees will accept the early retirement program, resulting in the recognition of a total of $35 million of pension cost and a total increase to the projected benefit obligation of that $35 million and an additional $42 million of unrecognized net loss.

  The funded status of these plans at December 31, 1994 and 1993 was as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated pension plan
 benefits:
  Vested benefit obligation.........................  $(2,071,000) $(1,984,000)
  Nonvested benefit obligation......................     (442,000)    (460,000)
                                                      -----------  -----------
  Accumulated benefit obligation....................  $(2,513,000) $(2,444,000)
  Effect of projected future compensation levels....     (423,000)    (470,000)
                                                      -----------  -----------
  Projected benefit obligation......................  $(2,936,000) $(2,914,000)
Fair value of plan assets, invested primarily in eq-
 uity index funds, other managed equity and fixed
 income investments, U.S. Government, government-
 sponsored corporation and agency securi-
 ties and listed corporate obligations..............    2,545,000    2,742,000
                                                      -----------  -----------
Plan assets less than projected benefit obligation..  $  (391,000) $  (172,000)
Unrecognized prior service cost.....................       22,000       24,000
Unrecognized transition asset.......................     (155,000)    (168,000)
Unrecognized net loss...............................      228,000       99,000
                                                      -----------  -----------
  Accrued pension liability.........................  $  (296,000) $  (217,000)
                                                      ===========  ===========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  The assumed discount rates were 8.0% and 7.5% at December 31, 1994 and 1993, respectively, and the assumed annual rate of increase in future compensation levels was 4.0%. These rates were used in determining the projected benefit obligations, the accumulated benefit obligations and the vested benefit obligations.

  Pension costs were determined under the rules prescribed by SFAS No. 87, including the use of the projected unit credit actuarial cost method and the following actuarial assumptions for the years 1994, 1993 and 1992:

                                                               1994  1993  1992
                                                               ----- ----- -----
Annual discount rate.......................................... 7.50% 7.50% 7.50%
Annual rate of increase in future compensation levels......... 4.00% 4.00% 4.00%
Annual long-term rate of return on plan assets................ 9.50% 9.50% 9.50%

  The components of pension costs, portions of which were recorded as components of construction costs, for the years 1994, 1993 and 1992 were as follows:

                                                     1994       1993       1992
                                                  ---------  ---------  ---------
                                                      (THOUSANDS OF DOLLARS)
Service cost....................................  $  97,000  $  96,000  $  98,000
Interest cost on projected benefit obligation...    213,000    204,000    189,000
Actual loss (return) on plan assets.............     39,000   (310,000)  (179,000)
Early retirement program cost...................     34,000        --      26,000
Net amortization and deferral...................   (304,000)    61,000    (67,000)
                                                  ---------  ---------  ---------
                                                  $  79,000  $  51,000  $  67,000
                                                  =========  =========  =========

  In addition, an employee savings and investment plan is available to all regular employees who have completed three months of service. Each participating employee may contribute up to 20% of such employee's base pay and the participating companies match such contribution equal to 70% of up to the first 5% of contributed base salary. During 1994, 1993 and 1992, the participating companies contributed $22,756,000, $21,948,000 and $20,023,000, respectively.

(13) POSTRETIREMENT HEALTH CARE BENEFITS

  ComEd and the Indiana Company provide certain postretirement health care benefits for retirees and their dependents and for the surviving dependents of eligible employees and retirees. Substantially all of the employees become eligible for postretirement health care benefits when they reach retirement age while working for the companies. ComEd and the Indiana Company fund the liability for postretirement health care benefits through a trust fund based upon actuarially determined contributions that take into account the amount deductible for income tax purposes. Actuarial valuations were determined as of January 1, 1994 and 1993.

  For the years 1980 through 1992, the liability for postretirement health care benefits and the related provisions for postretirement health care were accrued based on the aggregate cost actuarial method and attributed over participants' employment periods from the date of hire to the retirement date. On January 1, 1993, SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, was adopted, which requires that the liability and related provisions for postretirement benefits be determined based on the projected unit credit actuarial cost method and attributed over employment periods of plan participants to the date of eligibility for postretirement benefits rather than over the entire employment period. By adopting the new standard in January 1993, ComEd and the Indiana Company estimate that for the year 1993, postretirement costs increased $20 million, resulting in a decrease in

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

1993 net income of $10 million or $0.05 per common share, net of income taxes and the portion of the costs charged to construction. The transition obligation shown in the following schedule is being amortized over 20.6 years.

  The funded status of the plan at December 31, 1994 and 1993 was as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
Actuarial present value of accumulated
 postretirement health care obligation:
  Retirees..........................................  $  (524,000) $  (434,000)
  Active fully eligible participants................       (7,000)     (72,000)
  Other participants................................     (560,000)    (591,000)
                                                      -----------  -----------
  Accumulated benefit obligation....................  $(1,091,000) $(1,097,000)
Fair value of plan assets, invested primarily in S&P
 500 common stocks, equity and fixed income mutual
 funds, and U.S. Government and listed corporate ob-
 ligations..........................................      502,000      457,000
                                                      -----------  -----------
Plan assets less than accumulated postretirement
 health care obligation.............................  $  (589,000) $  (640,000)
Unrecognized transition obligation..................      531,000      559,000
Unrecognized net gain...............................      (60,000)      (6,000)
                                                      -----------  -----------
Accrued liability for postretirement health care....  $  (118,000) $   (87,000)
                                                      ===========  ===========

  For 1993 and 1994, different health care cost trends are used for pre-Medicare and post-Medicare expenses. Pre-Medicare trend rates are 14.5% for 1993 grading down in 0.5% annual increments to 5%. Post-Medicare trend rates are 12% for 1993 grading down in 0.5% annual increments to 5%. The effect of a 1% increase in the assumed health care cost trend rates for each future year would increase the accumulated postretirement health care obligation at January 1, 1994 by approximately $200 million and increase the aggregate of the service and interest cost components of plan costs by approximately $28 million for the year 1994. The assumed discount rates used were 8.0% and 7.5% at December 31, 1994 and 1993, respectively, and was 7.5% for the years 1994 and 1993. The annual long-term rate of return on plan assets was 9.5%, or 9.1% for the year 1993 and 9.04% for the year 1994, after including income tax effects.

  The components of postretirement health care costs, portions of which were recorded as components of construction costs, for 1994 and 1993 were as follows:

                                                         1994         1993
                                                      -----------  -----------
                                                      (THOUSANDS OF DOLLARS)
      Service cost................................... $    47,000  $    45,000
      Interest cost on accumulated benefit obliga-
       tion..........................................      81,000       74,000
      Actual loss (return) on plan assets............       9,000      (41,000)
      Amortization of transition obligation..........      29,000       29,000
      Other..........................................     (49,000)       9,000
                                                      -----------  -----------
                                                      $   117,000  $   116,000
                                                      ===========  ===========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(14) INCOME TAXES

  The components of the net deferred income tax liability at December 31, 1994 and 1993 were as follows:

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1994        1993
                                                        ----------  ----------
                                                            (THOUSANDS OF
                                                              DOLLARS)
Deferred income tax liabilities:
  Accelerated cost recovery and liberalized deprecia-
   tion, net of removal costs.......................... $3,266,930  $3,095,855
  Overheads capitalized................................    266,159     286,287
  Repair allowance.....................................    210,655     210,302
  Regulatory assets recoverable through future rates...  1,791,395   1,863,587
Deferred income tax assets:
  Postretirement benefits..............................   (177,991)   (134,590)
  Unbilled revenues....................................    (90,396)    (98,164)
  Loss carryforward....................................    (10,090)   (175,197)
  Alternative minimum tax..............................   (283,331)   (137,328)
  Unamortized investment tax credits to be settled
   through future rates................................   (471,058)   (489,891)
  Other regulatory liabilities to be settled through
   future rates........................................   (179,755)   (236,236)
  Other--net...........................................    (59,528)    (80,751)
                                                        ----------  ----------
Net deferred income tax liability...................... $4,262,990  $4,103,874
                                                        ==========  ==========

The $159 million increase in the net deferred income tax liability from December 31, 1993 to December 31, 1994 is comprised of a $156 million net increase to deferred income tax expense and a $3 million increase in regulatory assets net of regulatory liabilities pertaining to income taxes for the year.

  The components of net income tax expense charged to continuing operations for the years 1994, 1993 and 1992 were as follows:

                                                    1994      1993      1992
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Operating income:
  Current income taxes........................... $158,342  $(27,553) $161,388
  Deferred income taxes..........................  168,402   122,804   142,895
  Investment tax credits deferred--net...........  (28,757)  (29,424)  (32,506)
Other (income) and deductions....................  (22,498)  (31,076)   (6,537)
                                                  --------  --------  --------
Net income taxes charged to continuing opera-
 tions........................................... $275,489  $ 34,751  $265,240
                                                  ========  ========  ========

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

  Provisions for current and deferred federal and state income taxes and amortization of investment tax credits resulted in the following effective income tax rates for the years 1994, 1993 and 1992:

                                                    1994      1993      1992
                                                  --------  --------  --------
                                                    (THOUSANDS OF DOLLARS)
Net income before cumulative effect of change in
 accounting for income taxes..................... $354,934  $ 36,650  $443,442
Net income taxes charged to continuing
 operations......................................  275,489    34,751   265,240
Provision for dividends on preferred and prefer-
 ence stocks of Commonwealth Edison Company......   64,927    66,052    70,539
                                                  --------  --------  --------
Pre-tax income before provision for dividends on
 preferred and preference stocks of Commonwealth
 Edison Company.................................. $695,350  $137,453  $779,221
                                                  ========  ========  ========
Effective income tax rate........................     39.6%     25.3%     34.0%
                                                  ========  ========  ========

  The principal differences between net income taxes charged to continuing operations and the amounts computed at the federal statutory rate of 35% for the years 1994 and 1993 and 34% for 1992 were as follows:

                                                     1994      1993      1992
                                                   --------  --------  --------
                                                     (THOUSANDS OF DOLLARS)
Federal income taxes computed at statutory rate..  $243,373  $ 48,109  $264,935
Equity component of AFUDC which was excluded from
 taxable income..................................    (7,920)   (7,216)   (6,786)
Amortization of investment tax credits...........   (28,810)  (29,421)  (26,560)
State income taxes, net of federal income taxes..    40,140    13,138    43,455
Differences between book and tax accounting,
 primarily property related deductions...........    26,505     2,063       250
Other--net.......................................     2,201     8,078   (10,054)
                                                   --------  --------  --------
Net income taxes charged to continuing
 operations......................................  $275,489  $ 34,751  $265,240
                                                   ========  ========  ========

  Current federal income tax liabilities were recorded that include excess amounts of AMT over the regular federal income tax, which amounts were also recorded as decreases to deferred federal income taxes. The excess amounts of AMT can be carried forward indefinitely as a credit against future years' regular federal income tax liabilities. In 1993, a loss was recorded for income tax purposes which may be carried forward through 2008. It is currently expected that the loss carryforward will be utilized by the expiration date.

  Effective January 1, 1993, SFAS No. 109 was adopted. SFAS No. 109 requires an asset and liability approach to accounting for income taxes which replaces the deferred method formerly used. Under the asset and liability approach, the deferred income tax liability represents the income tax effect of temporary differences between financial accounting and income tax bases of assets and liabilities and is determined at the presently enacted income tax rates. The SFAS No. 109 adjustments to ComEd's deferred income tax liability related to utility operations represents income taxes recoverable or returnable through future rates and have been recorded as regulatory assets and regulatory liabilities on the Consolidated Balance Sheets. The cumulative effect of the change in the method of accounting for income taxes resulted in an increase to net income in 1993 of $9.7 million or $0.05 per common share, due primarily to the reduction of deferred income taxes on nonregulated activities (primarily nonconsolidated subsidiaries) accrued in prior years at income tax rates in excess of the presently enacted income tax rates. The effect of the

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES implementation entry on regulated activities was to record regulatory assets of $1,546 million primarily related to the equity component of AFUDC which was recorded on an after-tax basis, the borrowed funds component of AFUDC which was previously recorded net of tax and other temporary differences for which the related tax effects were not previously recorded; regulatory liabilities of $577 million primarily related to recognition of the deferred income tax effects of unamortized investment tax credits and to the changes in prior years' income tax rates; and a net increase to the deferred income tax liability of $969 million.

(15) TAXES, EXCEPT INCOME TAXES

  Provisions for taxes, except income taxes, for the years 1994, 1993 and 1992 were as follows:

                                                       1994     1993     1992
                                                     -------- -------- --------
                                                       (THOUSANDS OF DOLLARS)
      Illinois public utility revenue............... $211,263 $199,498 $204,004
      Illinois invested capital.....................  109,373  111,126  107,207
      Municipal utility gross receipts..............  145,011  107,232  129,250
      Real estate...................................  180,221  162,560  162,151
      Municipal compensation........................   72,647   56,878   73,323
      Other--net....................................   69,337   64,619   67,974
                                                     -------- -------- --------
                                                     $787,852 $701,913 $743,909
                                                     ======== ======== ========

(16) LEASE OBLIGATIONS OF SUBSIDIARY COMPANIES

  On November 23, 1993, ComEd consolidated its nuclear fuel lease arrangements into a new arrangement. Under the new arrangement, ComEd may sell and lease back nuclear fuel from a lessor who may borrow an aggregate of $700 million (consisting of $300 million of commercial paper or bank borrowings and $400 million of intermediate term notes) to finance the transactions. The commercial paper/bank borrowing portion currently will expire on November 23, 1996, but ComEd plans to ask for an extension of the expiration date. At December 31, 1994, ComEd's obligation to the lessor for leased nuclear fuel amounted to $617 million. ComEd has agreed to make lease payments which cover the amortization of the nuclear fuel used in ComEd's reactors plus the lessor's related financing costs. ComEd has an obligation for spent nuclear fuel disposal costs of leased nuclear fuel.

  Future minimum rental payments, net of executory costs, at December 31, 1994 for capital leases are estimated to aggregate $628 million, including $239 million in 1995, $159 million in 1996, $108 million in 1997, $51 million in 1998, $37 million in 1999 and $34 million in 2000-2043. The estimated interest component of such rental payments aggregates $70 million. The estimated portions of obligations due within one year under capital leases are included in current liabilities and approximated $147 million and $166 million at December 31, 1994 and 1993, respectively.

  Future minimum rental payments at December 31, 1994 for operating leases are estimated to aggregate $148 million, including $9 million in 1995, $9 million in 1996, $9 million in 1997, $8 million in 1998, $8 million in 1999 and $105 million in 2000-2024.

(17) INVESTMENTS IN URANIUM-RELATED PROPERTIES

  In May 1994, ComEd recorded a reduction in the carrying value of its investments in uranium-related properties after completing a review of various alternatives and reassessing the long-term recoverability of those investments. The effects of the reduction reduced 1994 net income by approximately $33.8 million or $0.16 per common share.

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

(18) JOINT PLANT OWNERSHIP

  ComEd has a 75% undivided ownership interest in the Quad-Cities nuclear generating station. Further, ComEd is responsible for 75% of all costs which are charged to appropriate investment, operation or maintenance accounts and provides its own financing. At December 31, 1994, for its share of ownership in the station, ComEd had an investment of $537 million in production and transmission plant in service (before reduction of $172 million for the related accumulated provision for depreciation) and $76 million in construction work in progress.

(19) COMMITMENTS AND CONTINGENT LIABILITIES

  Purchase commitments, principally related to construction and nuclear fuel, approximated $1,234 million at December 31, 1994, comprised of approximately $1,210 million for ComEd and the Indiana Company and approximately $24 million for Unicom Thermal. In addition, ComEd has substantial commitments for the purchase of coal under long-term contracts. ComEd's coal costs are high compared to those of other utilities. ComEd's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has significant purchase commitments under its contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," for additional information regarding ComEd's purchase commitments.

  ComEd is a member of NML, established to provide insurance coverage against property damage to members' nuclear generating facilities. The members are subject to a retrospective premium adjustment in the event losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NML to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident. However, ComEd could be subject to a maximum assessment of approximately $57 million in any policy year, in the event losses exceed accumulated reserve funds.

  ComEd also is a member of NEIL, which provides insurance coverage against the cost of replacement power obtained during certain prolonged accidental outages of nuclear generating units and coverage for property losses in excess of $500 million occurring at nuclear stations. All companies insured with NEIL are subject to retrospective premium adjustments if losses exceed accumulated reserve funds. Capital has been accumulated in the reserve funds of NEIL to the extent that ComEd would not be liable for a retrospective premium adjustment in the event of a single incident under the replacement power coverage and the property damage coverage. However, ComEd could be subject to maximum assessments, in any policy year, of approximately $28 million and $89 million in the event losses exceed accumulated reserve funds under the replacement power and property damage coverages, respectively.

  The NRC's indemnity for public liability coverage under the Price-Anderson Act is supported by a mandatory industry-wide program under which owners of nuclear generating facilities could be assessed in the event of nuclear incidents. Based on the number of nuclear reactors with operating licenses, ComEd would currently be subject to a maximum assessment of $991 million in the event of an incident, limited to a maximum of $125 million in any calendar year.

  In addition, ComEd participates in the American Nuclear Insurers and Mutual Atomic Energy Liability Underwriters Master Worker Program which provides coverage for worker tort claims filed for bodily injury caused by the nuclear energy hazard. The coverage applies to workers whose "nuclear related

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES employment" began after January 1, 1988. ComEd would currently be subject to a maximum assessment of approximately $37 million in the event losses exceed accumulated reserve funds.

  Shareholder derivative lawsuits were filed on October 1, 1992 and on April 14, 1993 in the Circuit Court against current and former directors of ComEd alleging that they breached their fiduciary duty and duty of care to ComEd in connection with the management of the activities associated with the construction of ComEd's four most recently completed nuclear generating units. The lawsuits sought restitution to ComEd by the defendants for unquantified and undefined losses and costs alleged to have been incurred by ComEd. Both lawsuits were dismissed by the Circuit Court; however, appeals are pending before the Illinois Appellate Court.

  During 1989 and 1991, actions were brought in federal and state courts in Colorado against ComEd and its subsidiary, Cotter, seeking unspecified damages and injunctive relief based on allegations that Cotter has permitted radioactive and other hazardous material to be released from its mill into areas owned or occupied by the plaintiffs resulting in property damage and potential adverse health effects. In February 1994, a federal jury returned nominal dollar verdicts on eight bellwether plaintiffs' claims in these cases. Plaintiffs have appealed those judgments. Although the remaining cases will necessarily involve the resolution of numerous contested issues of fact and law, Unicom's determination is that these actions will not have a material impact on its financial position or results of operations.

  ComEd is involved in administrative and legal proceedings concerning air quality, water quality and other matters. The outcome of these proceedings may require increases in future construction expenditures and operating expenses and changes in operating procedures. ComEd and its subsidiaries are or are likely to become parties to proceedings initiated by the U.S. EPA, state agencies and/or other responsible parties under CERCLA with respect to a number of sites, including MGP sites, or may voluntarily undertake to investigate and remediate sites for which they may be liable under CERCLA.

  ComEd generally did not operate MGPs as a corporate entity but did, however, acquire MGP sites as part of the absorption of smaller utilities and as vacant real estate on which ComEd facilities have been constructed. To date, ComEd has identified 44 former MGP sites for which it may be liable for remediation. ComEd presently estimates that its costs of former MGP site investigation and remediation will aggregate from $25 million to $150 million in current-year
(1995) dollars. It is expected that the costs associated with investigation and remediation of former MGP sites will be incurred over a period of approximately 20 to 30 years. Because ComEd is not able to determine the most probable liability for such MGP costs, in accordance with accounting standards, a reserve of approximately $25 million has been recorded as of December 31, 1994 and 1993, which reflects the low end of the range of ComEd's estimate of the liability associated with former MGP sites. In addition, as of December 31, 1994 and 1993, a reserve of $8 million and $5 million, respectively, has been recorded representing ComEd's estimate of the liability associated with cleanup costs of remediation sites other than former MGP sites. Unicom presently estimates that ComEd's costs of investigating and remediating the former MGP and other remediation sites pursuant to CERCLA and state environmental laws will not have a material impact on the financial position or results of operations of Unicom and subsidiary companies. These cost estimates are based on currently available information regarding the responsible parties likely to share in the costs of responding to site contamination, the extent of contamination at sites for which the investigation has not yet been completed and the cleanup levels to which sites are expected to have to be remediated.

  The Clean Air Amendments require reductions in sulfur dioxide emissions from ComEd's Kincaid station. The Clean Air Amendments also bar future utility sulfur dioxide emissions except to the extent utilities hold allowances for their emissions. Allowances which authorize their holder to emit sulfur dioxide

                  UNICOM CORPORATION AND SUBSIDIARY COMPANIES

                    NOTES TO FINANCIAL STATEMENTS--CONCLUDED

have been issued by the U.S. EPA based largely on historical levels of sulfur dioxide emissions. These allowances are transferable and marketable. ComEd's ability to increase generation in the future to meet expected increased demand for electricity will depend in part on ComEd and the Indiana Company's ability to acquire additional allowances or to reduce emissions below otherwise allowable levels from their existing generating plants. In addition, the Clean Air Amendments require studies to determine what controls, if any, should be imposed on utilities to control air toxic emissions, including mercury. ComEd's Clean Air Compliance Plan for Kincaid station was approved by the ICC on July 8, 1993. In late 1993, however, a federal court declared the Illinois law under which the approval was received to be unconstitutional and compliance plans prepared and approved in reliance on the law to be void. In January 1995, the federal court's decision was affirmed by the U.S. Court of Appeals. It is not known whether a petition for rehearing or further appeals will be filed. Under the Compliance Plan approved by the ICC, ComEd would have been allowed to burn low sulfur Illinois coal at Kincaid station without the installation of pollution control equipment for the years 1995 through 1999, and to purchase any necessary emission allowances that are expected to be available under the Clean Air Amendments during this period. Also, under the Plan, ComEd expected to install pollution control equipment for Kincaid station by the year 2000. When the final outcome of the federal litigation is known, ComEd will determine whether any changes are required.

(20) QUARTERLY FINANCIAL INFORMATION

                                                             AVERAGE   EARNINGS
                                                            NUMBER OF   (LOSS)
                                  OPERATING     NET          COMMON      PER
                       OPERATING   INCOME     INCOME         SHARES     COMMON
THREE MONTHS ENDED      REVENUES   (LOSS)     (LOSS)       OUTSTANDING  SHARE
------------------     ---------- ---------  ---------     ----------- --------
                                (THOUSANDS EXCEPT PER SHARE DATA)
March 31, 1993........ $1,483,385 $ 240,840  $  60,575       213,337    $ 0.28
June 30, 1993......... $1,430,547 $ 237,223  $  58,051       213,466    $ 0.27
September 30, 1993.... $1,872,448 $ 456,227  $ 270,558       213,550    $ 1.27
December 31, 1993..... $  474,060 $(530,475) $(342,796)(a)   213,680    $(1.60)
March 31, 1994........ $1,524,750 $ 213,014  $  36,020       213,780    $ 0.17
June 30, 1994......... $1,432,166 $ 184,891  $ (23,339)      213,923    $(0.11)
September 30, 1994.... $1,855,276 $ 438,883  $ 263,661       214,138    $ 1.23
December 31, 1994..... $1,465,329 $ 246,404  $  78,592       214,283    $ 0.37

--------
(a) See Note 2 for information concerning the Rate Matters Settlement, which lowered the level of ComEd's rates and provided for substantial customer refunds, and the Fuel Matters Settlement, which provided for payments to customers.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF DIRECTOR NOMINEES AND FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS.
--------------------------------------------------------------------------------
                                                        FOR      WITHHELD
A. Election of Directors                                [_]        [_]
For, except vote withheld from the following nominee(s):
                                                        ------------------------
            Director Nominees:

Jean Allard              George E. Johnson
James W. Compton         Edward A. Mason
Sue L. Gin               James J. O'Connor
Donald P. Jacobs         Frank A. Olson
Edgar D. Jannotta        Samuel K. Skinner

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                                                  FOR      AGAINST      ABSTAIN
B. Appointment of Auditors                        [_]        [_]          [_]

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If you have noted comments on the other side of the card, please mark box at right. [_]

SIGNATURE(S)______________________________DATE_________
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
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                           . FOLD AND DETACH HERE .


(UNICOM LOGO APPEARS HERE)

To Our Shareholders:

  The first annual meeting of shareholders of Unicom Corporation will be held Wednesday, May 24, 1995 in the Wallingford Center of the Clock Tower Resort & Conference Center, 7801 East State Street, Rockford, Illinois. Unicom became the corporate parent of Commonwealth Edison Company (ComEd) on September 1, 1994 following approval of the corporate restructuring by ComEd shareholders at the 1994 annual meeting. You are invited to attend Unicom's 1995 annual meeting and learn more about the progress being made toward strengthening our core business, ComEd, and positioning Unicom's unregulated subsidiaries to succeed in the marketplace.

  The enclosed Unicom Proxy Statement describes the two items of business to be conducted, the election of Directors and appointment of auditors. As always, your vote is very important. Therefore, I urge you to exercise your proxy and return it as early as possible. This action will expedite the tabulation process and minimize costs associated with follow-up reminder contacts.

  Even if you now expect to attend the Unicom annual meeting, please sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope. You may revoke your proxy at any time before it is voted by delivering written notice of such revocation to David A. Scholz, Secretary, Unicom, executing a subsequent proxy or attending the annual meeting and voting in person.


                                             Sincerely,

                                             James J. O'Connor

                                             James J. O'Connor
                                             Chairman and CEO

                              UNICOM CORPORATION
                              One First National Plaza
(UNICOM LOGO)                 P.O. Box A-3005                             PROXY
                              Chicago, Illinois 60690-3005
--------------------------------------------------------------------------------
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
P                   UNICOM CORPORATION ("UNICOM") FOR THE
R               ANNUAL MEETING OF SHAREHOLDERS ON MAY 24, 1995.
O
X   The undersigned appoints James J. O'Connor, Samuel K. Skinner and David A.
Y Scholz, or any of them, as Proxies each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Unicom's stock held in the undersigned's name and shares held by agents in the Plan, hereafter described, subject to the voting direction of the undersigned at the Annual Meeting of Shareholders to be held on May 24, 1995, or any adjournment thereof and, in the Proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

    ALL SHARES TO BE VOTED HEREBY BY THE UNDERSIGNED INCLUDE SHARES, IF ANY, HELD IN THE NAME OF AGENTS, FOR THE BENEFIT OF THE UNDERSIGNED, IN THE COMPANY'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN.

  Comments/Change of address:                                  -----------------
                                                                   PLEASE SEE
  --------------------------------------------------------        REVERSE SIDE
                                                               -----------------
  --------------------------------------------------------
  ------------------------------------------------------------------------------

                           . FOLD AND DETACH HERE .